Exhibit 10.8

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT H\AVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.

Private & Confidential

Cancer Research UK
Clinical Development Partnerships

Clinical Trial and Option Agreement

Vaccitech Oncology Limited
and
Cancer Research Technology Limited
and
Cancer Research UK

Private & Confidential

Cover Sheet

The Company, the Agent and the Clinical Trial

Start Date	16 December 2019
Company

VACCITECH ONCOLOGY LIMITED (“VOLT”), a company registered in England and Wales under number 11655405 with registered office at The Schrodinger Building 2nd Floor, Heatley Road, Oxford Science Park, Oxford, Oxfordshire, England, OX4 4GE

Agent

ChAdOx-MVA cancer vaccine to induce CD8+ T cells against MAGE-type antigens known as VTP-600 and comprising:

•     Chimpanzee Adenovirus Oxford 1 (ChAdOx1) encoding full length MAGE-A3 and NY-ESO-1 antigens as a fusion protein,

•     Modified Vaccinia Ankara (MVA) encoding full length MAGE-A3, and

•     MVA encoding full length NY-ESO-1.

Summary of Proposed Protocol

A first in human phase l/lla trial to investigate the therapeutic effect of ChAdOxI and MVA vaccines against MAGE-A3 and NY-ESO-1 in combination with standard of care chemotherapy and anti-PD1 checkpoint inhibitor in stage 3 and 4 non-small cell lung carcinoma (NSCLC) patients. Patients with advanced NSCLC naïve to anti-PD1 therapy will be recruited to receive standard of care (SoC) therapy, consisting of a PD1 inhibitor and chemotherapy. After 2 cycles of SoC, patients will be randomised (non-blinded) with 40 to receive the prime/boost vaccine regimen and 40 to receive no vaccine. Patients in the vaccine arm who are still receiving SoC therapy may receive a second prime/boost.

Also, please see Schedule 4

Project Leaders	Company Project Leader	[***]
	Charity Project Leader	[***]

Know how, materials and other intellectual property

Agent Know How	• [***] • [***] • [***] • [***] • [***] • [***] • [***]
Agent Materials	GMP Agent Materials ChAdOxI :MAGE-A3-NY-ESO-1 fusion protein MVA:MAGE-A3 MVA:NY-ESO-1

Private & Confidential

Agent Patents	[***]
	[***]	[***]	[***]	[***]
[***]
[***]
[***]
[***]
	[***]	[***]	[***]	[***]
[***]
[***]
[***]
[***]
	[***]	[***]	[***]	[***]
[***]
[***]
[***]
[***]
[***]
[***]
[***]
[***]
[***]
[***]
[***]
[***]
[***]
[***]
	[***]	[***]	[***]	[***]
	PCT/EP2019/070555	[***]	[***]	[***]
Back-Ups	There are no other agents in development by the Company directed to the same target molecule as the Agent at the Start Date

Private & Confidential

Third Party IP	Description of IP licensed to Company related to the Agent	Details of Third Party Agreement title; parties; date of agreement
	[***]	Licence Agreements: 1. Head licence from [***] to Vaccitech Limited (“Vaccitech”) dated and effective [***]; and 2. Sub-licence from Vaccitech to [***] dated [***]and effective [***].
	[***]	Licence Agreement: 1. Licence from [***] dated and effective [***].
	HEK293 TetR Cell Line	1. Head licence from [***]to Vaccitech Limited dated [***] and effective [***], as amended and restated on[***]; and 2. Sub-licence from Vaccitech to [***] dated [***] and effective [***].

Payments

Box

1	Licence Fee	[***]

2	Milestone Event	Milestone Payment
Clinical Milestone Events
	[***]	[***]

Regulatory Milestone Events
	[***]	[***]

Commercial Milestone Events
	[***]	[***]

3	Pre Ph II Sub-Licence Revenue Share*	twenty percent (20%)

4	Post Ph II Sub-Licence Revenue Share *	[***]

5	Post Ph III Sub-Licence Revenue Share *	five percent (5%)

6	Royalty ** (on Net Sales of Licensed Products)	[***]

*       in the case VOLT is still a single-asset company at the time of a sale or merger, the Sub-Licence Revenue Share also applies to the revenue of a sale or merger. If VOLT at the time of the sale has more than one project, which is unrelated to the Agent and the Clinical Trial data, the share to CRT will be reduced by a reasonable amount, taking into account the number of other assets and their stage of development.

**       [***].

Private & Confidential

Signature Page

Upon signature of this Cover Sheet by all Parties, an agreement will be formed with effect from the Start Date on the terms and conditions of this Cover Sheet and Cancer Research UK’s Clinical Trial and Option Agreement Terms and Conditions (including Schedules 1, 2, 3, 4 and 5 of those terms and conditions) (this “Agreement”).

This Cover Sheet is signed below by a representative of each Party authorised to enter into this Agreement:

SIGNED and validly executed on behalf of

Vaccitech Oncology Limited

/s/ William Enright
Signature

William Enright
Name

CEO, Director
Position (authorised signatory)

Cancer Research UK

/s/ Nigel Blackburn
Signature

Nigel Blackburn
Name

Director
Position (authorised signatory)

Cancer Research Technology Limited

/s/ Tony Hickson
Signature

Tony Hickson
Name

Chief Business Officer
Position (authorised signatory)

Private & Confidential

Cancer Research UK
Clinical Trial and Option Agreement
Terms and Conditions

Table of Contents

Part A : Performance of the Clinical Trial		2
1	Clinical Trial	2
2	Information sharing	3
3	Company support for the Clinical Trial	5
4	Responsibilities for the Clinical Trial	7
Part B : Rights to Results, IP and information		7
5	Rights to perform the Clinical Trial	7
6	The Results of the Clinical Trial	7
7	The Company’s Option to the Results	8
8	Agent Patents	9
9	Rights to Agent IP	9
10	Use of information	10
11	Publications	12
Part C : Allocation of risk; Term; and General		13
12	Liability	13
13	Indemnification	13
14	Term and termination	15
15	Consequences of termination	15
16	General	18
Schedule 1		22
Schedule 2		29
Schedule 3		37
Schedule 4		44
Schedule 5		45
Glossary		46

Private & Confidential

Cancer Research UK
Clinical Trial and Option Agreement
Terms and Conditions

Between

(1)	Vaccitech Oncology Limited, a company registered in England and Wales under number 11655405 with registered office at The Schrodinger Building 2nd Floor, Heatley Road, Oxford Science Park, Oxford, Oxfordshire, England, OX4 4GE (the “Company”);

(2)	Cancer Research UK, a company registered under number 4325234, and charity registered under number 1089464, in England and Wales with registered office at 2 Redman Place, London, E20 1JQ, England (the “Charity”); and

(3)	Cancer Research Technology Limited, a company incorporated in England with number 1626049 with registered office at 2 Redman Place, London, E20 1JQ, England (“CRT”)

each a “Party” and, together, the “Parties”.

Background

(A)	The Company is a biopharmaceutical development company. It has been licensed exclusively and non- exclusively and acquired certain materials and know how, and controls certain intellectual property rights, relating to the Agent.

(B)	The Charity’s charitable objects are to protect and promote the health of the public in particular by research into the nature, causes, diagnosis, prevention, treatment and cure of cancer. CRT is an oncology focused research and development company that is wholly-owned by the Charity.

(C)	The Charity runs a ‘Clinical Development Partnership’ (CDP) scheme under which companies may apply to have the Charity fund and sponsor a clinical trial to investigate the use of an agent as an oncology therapeutic.

(D)	The Parties believe the Agent may be useful in the treatment of cancer. The Company has successfully applied under the CDP scheme to have the Charity fund and sponsor a clinical trial of the Agent.

(E)	To support the Company’s efforts to develop and commercialise the Agent, the Company will have an option to take a licence to the results of the Charity’s clinical trial. If the Company does not exercise that option, the Company will, as applicable, assign or license to CRT its rights in and to the Agent and grant to CRT an exclusive and a non-exclusive licence under certain other related rights of the Company, so that CRT may develop and commercialise the Agent further, on a revenue sharing basis, for the benefit of cancer patients.

(F)	The Parties wish to collaborate with one another on the terms and conditions set out in this Agreement to enable those research, development and commercialisation activities to take place.

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Note:	Capitalised terms used in this Agreement have the meaning given to them in the Glossary, and the interpretation provisions in the Glossary apply, unless the context requires otherwise.

Agreed Terms

Part A: Performance of the Clinical Trial

1	Clinical Trial

1.1	The Charity will use reasonable endeavours to design, prepare, carry out and sponsor a clinical trial to investigate the clinical effect of the Agent (the “Clinical Trial”), and to do so in accordance with any applicable Clinical Trial Legislation provided that the Side Letters are executed within [***] of the Start Date. The term, “Clinical Trial”, includes any pre-clinical studies the Charity performs in support of that clinical trial.

1.2	Scope and Protocol

1.2.1	The Charity will prepare and draft the protocol that will apply to clinical activities to be performed under this Agreement based on the summary set out in the Cover Sheet (the “Protocol”). The Charity will consult with the Company on the content and scope of the Protocol and amendments to it, and consider in good faith any comments the Company provides on drafts of the Protocol. Should the Charity decide at its sole discretion not to introduce any changes recommended by the Company, the Charity will provide an explanation for that decision to the Company as soon as practicable.

1.2.2	The Charity will provide the Company with a copy of the Protocol, and any amendments [***].

1.2.3	If the Charity determines reasonably that the Protocol should be amended on an expedited basis for ethical, safety or data integrity reasons, it may amend the Protocol without consulting the Company but afterwards will notify the Company of the amendments made as soon as is practicable. Should the Charity make any such amendments without consulting the Company it will provide a comprehensive explanation for those amendments at the time it notifies the Company.

1.3	The Charity will prepare an operational plan detailing the intended actions and timelines for delivery and execution of the clinical activities to be performed under this Agreement (the “Project Plan”). The proposed Project Plan, which shall be consistent with the Summary of Proposed Protocol detailed on the Cover Sheet, shall be an initial Project Plan subject to change under the Charity’s obligations as a sponsor of a Clinical Trial. The Project Plan will be sent to the Joint Project Team (defined more fully at clause 2.2) for its review and approval in accordance with clause 2.2.9 within [***] of the Start Date.

1.4	The Charity relies on a network of academic research institutes, hospitals and Third Party Service Providers to perform clinical trials, and may subcontract performance of all or part of the Clinical Trial on terms consistent with those set out in this Agreement.

1.5	In certain circumstances, the Parties may agree that the Company will carry out additional activities at its own cost to support the Clinical Trial. If that is the case, the Parties will record in writing a detailed description of those activities and resulting Materials and Know How to be provided to the Charity, together with any deadlines by which those activities are to be performed or Materials or Know How provided.

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2	Information sharing

2.1	Project Leaders

2.1.1	The Project Leaders will be members of the joint project team (“JPT”) set up under clause 2.2 and will be the primary points of contact between the Parties for all matters related to the Clinical Trial.

2.1.2	The Project Leaders will share information reciprocally between the Parties including updates concerning among other things, progress of the Clinical Trial and issues arising from it, timing and content of publications, and the status of the Agent Patents. The Project Leaders are expected to meet with one another in person and/or by telephone or videoconference at least every [***] during the Clinical Trial in accordance with the procedures of the JPT set out under clause 2.2 below.

2.2	Joint Project Team

2.2.1	With effect from the Start Date, a JPT will be formed within [***] of signature to oversee and discuss the activities regarding the Clinical Trial. In particular, the JPT will discuss high level risks and agree mitigation strategies to avoid issues where possible. Should issues arise, the JPT will resolve those potential and actual issues and disputes relating to the performance of the Clinical Trial. The JPT will also discuss and agree on the form and content of safety data transfers under the Clinical Safety Information Exchange Template set out under Schedule 3, a strategy for the publication of Results (including, where appropriate, for the joint publication of Results) and review of Data Packages.

2.2.2	The JPT will comprise six (6) members (“JPT Members”) in total, including the Project Leaders of each Party, with three (3) appointees from each of the Charity and the Company. Each of the Charity and the Company will be entitled to remove any JPT Member appointed by it and to appoint any person to fill a vacancy arising from the removal or retirement of such JPT Member. The removing Party will give the other Party prior written notice of any proposed changes in the identity of any of their JPT Members.

2.2.3	The JPT will meet as soon as reasonably practicable following its establishment pursuant to clause 2.2.1 and thereafter will hold regular meetings at intervals of approximately eight (8) weeks throughout the Clinical Trial, in each case at dates and times to be mutually agreed. It is understood and agreed by the Parties that in order to ensure that the Clinical Trial is undertaken optimally that the JPT will need to operate on a highly proactive and responsive basis and consider and make decisions on an ad-hoc basis as required from time to time and as appropriate the Parties will use their reasonable endeavours to ensure that JPT Members can meet at short notice where necessary.

2.2.4	Each of the Charity and the Company may invite observers (including its employees and third parties) to meetings of a JPT. A Party inviting any such observer will ensure that the other Party is advised at least [***] prior to the relevant meeting of the identity of the observer and that such observers are bound by obligations of confidentiality no less onerous than those imposed by this Agreement. Such observers will not be counted towards any assessment of quorum for the purpose of clause 2.2.6 and will not be entitled to participate in any decision making or voting.

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2.2.5	Meetings of the JPT may be held (at the request of either the Charity or the Company) by teleconference or other electronic means. In the case of meetings at which JPT Members are physically present the venue for all meetings will, unless otherwise agreed by the Project Leaders, alternate between the hosting Party in Oxford or London. Each Party will bear all travel and subsistence costs incurred by their JPT Members in connection with their attendance at meetings of the JPT.

2.2.6	The quorum for meetings of each JPT will be at least one (1) JPT Member appointed by each of the Charity and the Company provided however that each meeting must be formally called and notified to all JPT Members together with an agenda that accurately identifies all items (including any other business “AOB”) to be discussed or decided at that meeting.

2.2.7	Decisions of the JPT will be made by unanimous agreement of the Members present (in person or via dial in). Should it prove impossible to obtain such agreement, it will be referred for resolution to the Director of the Centre for Drug Development for the Charity and a Director of the Company. For the avoidance of doubt, any decision relating to the safe conduct of the Clinical Trial will be solely the Charity’s.

2.2.8	The draft minutes of each meeting of the JPT will be prepared by the Project Leader of the host Party and be sent to each of the JPT Members for review and finalisation within [***] after each meeting.

2.2.9	The Charity will use reasonable endeavours to take reasonable actions proposed by the Company through the JPT provided that (i) any such actions can be implemented without an increase in the Charity’s budget for the Clinical Trial and (ii) the Charity retains the final decision making authority over all matters necessary for the safe, proper and/or lawful conduct of the Clinical Trial or the health or safety of any Clinical Trial Subject, and subject to (i) and (ii) above the Charity shall not unreasonably refuse to complete any action agreed by the JPT or otherwise resolved according to the process provided in clause 2.2.7.

2.2.10	The JPT will not have authority to vary or amend the terms of this Agreement or to require any Party to incur any expenditure additional to that contemplated expressly by this Agreement.

2.3	Progress Reports

2.3.1	The Charity will prepare and provide to the Company a report relating to the progress of the Clinical Trial that includes updates on progress against planned timelines, changes in the Project Plan, notices of clinical site agreements signed, first Clinical Trial Subject enrolled, last Clinical Trial Subject enrolled and data base lock (“Progress Reports”) every [***]. Progress Reports may contain, among other things, information on projected and actual recruitment, projected and achieved key dates in the Clinical Trial and the then current status of the Clinical Trial.

2.3.2	The Company acknowledges that the contents of Progress Reports may not be ‘clean’ or validated, and should not be relied upon, and that their contents are Confidential Information of CRT. Unless and until the Company exercises the Option and is granted the Licence, the Company may use the contents of Progress Reports for internal reporting purposes only, and may only disclose the contents of any Progress Report to any third party with CRT’s written consent or as permitted under clause 10.

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2.4	Database lock. The Charity will clean and validate the Clinical Trial Results and lock the clinical research database relating to the Clinical Trial as soon as is practicable after the last course of treatment under the Clinical Trial is complete, and will notify the Company promptly after the database is locked.

2.5	IMPD and IB. The Charity will prepare the Investigational Medicinal Product Dossier (“IMPD”) and the Investigator’s Brochure (“IB”) in respect of the clinical aspects of the Clinical Trial, and submit the IMPD and IB to the relevant Regulatory Authority. If the Company is supplying GMP Agent Material then, at the Charity’s request, the Company will prepare and provide to the Charity a first draft of the IMPD within [***] by the Charity. The Charity may amend any draft IMPD prepared by the Company before it is submitted to the relevant Regulatory Authority provided that where the Charity amends the section of the draft IMPD dealing with GMP Agent Material, the Company shall have the opportunity to review and comment on any such amendment and the Parties shall use reasonable endeavours to agree a mutually acceptable draft IMPD in good faith before it is submitted to the relevant Regulatory Authority. For clarity, it is understood by the Parties that the Charity shall have final approval for the draft IMPD before submission to the relevant Regulatory Authority.

2.6	Clinical study report. The Charity will prepare a clinical study report in respect of the Clinical Trial that meets the standards of ICH Topic E3 of the ICH Guidelines for Structure and Content of Clinical Study Reports dated July 1996.

2.7	Documents. The Charity will provide to the Company copies of the IMPD and IB within [***] of their finalisation. The Charity will use reasonable endeavours to provide the Company with a copy of the clinical study report, and use reasonable efforts to provide it within [***] after the Charity has notified the Company (and copied to the JPT) that the clinical research database relating to the Clinical Trial has been locked.

2.8	Form and content. The Charity will prepare the Progress Reports, IMPD, IB and clinical study report in accordance with, and in a form set by, the Charity’s then current practices.

3	Company support for the Clinical Trial

3.1	Subject to the remainder of this clause 3, the Company will transfer the Agent Materials in sufficient quantities for the Charity to conduct the Clinical Trial and provide all Agent Know How in its possession at the Start Date to the Charity within [***] after the Start Date or, if different, as required under any Technical Agreement that the Parties enter into.

3.2	Materials

3.2.1	If the Company is to perform development or manufacture activities to support the Clinical Trial, the Parties will discuss in good faith, and agree in writing, the arrangements and timetable for those activities and the delivery of any relevant Materials to the Charity.

3.2.2	If the Company is supplying GMP Agent Materials to the Charity, it will only do so from within the European Union (and/or the United Kingdom if/when the United Kingdom is no longer a member of the European Union) and will supply the GMP Agent Materials, at its own cost, to a site in the United Kingdom requested by the Charity. The Company will be responsible for importing GMP Agent Materials into the European Union and United Kingdom, and delivery to the requested site.

3.2.3	The Company warrants and represents that all GMP Agent Materials it supplies under this Agreement meet any specification agreed with the Charity, and have been manufactured, handled, stored, imported and shipped in accordance with GMP and all applicable laws.

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3.3	Know How

3.3.1	The Company will ensure that all Know How disclosed by it under this Agreement (including in the Cover Sheet) is, to the best of its knowledge, true, accurate and complete.

3.3.2	The Company will promptly provide to the Charity any Agent Know How not available at the Start Date that comes to the Company’s attention during the Clinical Trial if that Agent Know How is likely to impact on the safe, proper or lawful conduct of the Clinical Trial or on any Clinical Trial Subject. The Company will notify the Charity of any such Agent Know How immediately and provide the Charity with all such Agent Know How (under the procedure set out at Schedule 3), and any support or co-operation reasonably required or requested by the Charity to understand that Agent Know How and its implications, within any timelines reasonably requested by the Charity in the circumstances.

3.3.3	During the course of the Clinical Trial and until delivery of the clinical study report to the Company under clause 2.7, the Company will provide the Charity with a summary of the scope arid purpose of any preclinical activities relating specifically to the Agent, or other Materials which are reasonably relevant to the Clinical Trial that are Covered by the Agent Patents and that the Company, or any third party to whom the Company has licensed Agent IP, wishes to carry out before those preclinical activities begin. The Company will provide to the Charity copies of the results of those preclinical studies as soon as is practicable after the Company receives them, and the results of those preclinical studies will be Agent Know How.

3.4	Other clinical activities. Under its CDP scheme, the Charity wishes to fund oncology research that would not otherwise take place. It also wishes to ensure that all information relevant to the safe and proper performance of the Clinical Trial is made available. In this connection:

3.4.1	the Company will notify the Charity of any clinical research that it wishes to carry out or to permit a third party to carry out, any time before the Company exercises the Option, in respect of the Agent that may be relevant to the safe and proper performance of the Clinical Trial;

3.4.2	if the Charity gives its approval, the Company and the Charity will promptly discuss, in good faith, whether safety data arising from that clinical research should be shared with the Charity;

3.4.3	if the Company and the Charity agree that safety data should be exchanged between them, they will agree and record in writing the processes and timeframes under which the safety data will be exchanged. The Company will not begin, or permit any third party to begin, clinical research described in this clause 3.4 until those safety data exchange arrangements have been agreed; and

3.4.4	the Company shall, during the term of this agreement, take reasonable steps to:

(a)	obtain from its licensor, Vaccitech Limited (company number 0973585) (“Vaccitech”), prompt and regular updates regarding any SAEs, SUSARs, DSURs or USMs reported to Vaccitech during the course of clinical research conducted by or on behalf of Vaccitech in respect of Agent Patents 1-3; and

(b)	promptly relay to the Charity any SAEs, SUSARs, DSURs or USMs disclosed to the Company pursuant to (a) above that, in the reasonable opinion of the Company, may be relevant to the safe and proper performance of the Clinical Trial.

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4	Responsibilities for the Clinical Trial

4.1	Sponsor. The Charity will be the sole sponsor of clinical aspects of the Clinical Trial, and it will be the Charity’s responsibility to apply for Regulatory Authorisations relating to performance of the Clinical Trial. The Charity will ensure that all relevant aspects of the Clinical Trial are carried out in accordance with GCP, and subject to the other terms of this Agreement, it will use its reasonable efforts to ensure that timelines agreed with the Company are met and the Clinical Trial is completed in a timely manner.

4.2	Technical Agreement. At the Charity’s request, the Company and the Charity will promptly negotiate in good faith, complete and enter into, a ‘technical’ or ‘quality’ agreement that allocates GMP responsibilities between the Parties (“Technical Agreement”) before the Company supplies any GMP Agent Material to the Charity. The terms of any Technical Agreement will be consistent with any requirements and guidelines for technical agreements set out in the Clinical Trial Legislation. The Company and the Charity will comply with the terms of any Technical Agreement they enter into.

4.3	Guidance. The Company will provide the Charity or any Contributor with technical and scientific guidance, co-operation, data or information reasonably requested by the Charity to help the Charity to perform the Clinical Trial in a timely, safe and proper manner. The guidance to be provided by the Company may include, among other things, assistance with the preparation, drafting or submission of any application for Regulatory Authorisation (such as a clinical trial application) or communication with any Regulatory Authority in connection with the Clinical Trial.

4.4	Other than as expressly set out in this Agreement, each Party will bear the costs it incurs in performing its obligations under this Agreement.

Part B: Rights to Results, IP and information

5	Rights to perform the Clinical Trial

With effect from the Start Date, the Company grants to the Charity a worldwide, royalty-free, fully paid-up, sub-licensable licence under the Agent IP solely for the purposes of fulfilling its obligations under this Agreement including designing, preparing for, sponsoring and carrying out the Clinical Trial. The Charity and Contributors may, among other things, develop, manufacture, use, import or dispose of IMP solely for the purpose of carrying out the Clinical Trial.

6	The Results of the Clinical Trial

6.1	Know How Controlled by the Charity or CRT and generated in performing the Clinical Trial, and the IP therein, is referred to in this Agreement as the “Results”. Results include, among other things, the contents of the IMPD, IB, Progress Reports, the clinical study report and other documentation including an electronic sponsor Trial Master File which is redacted to exclude Confidential Information for example, internal minutes and communications not relevant to the running of the Clinical Trial generated in respect of the Clinical Trial.

The Charity wishes to make outputs of the Clinical Trial with a general application available to others to help deliver cancer patient benefit. For this reason, this Agreement refers to two categories of Results:

“Exclusive Results”, which are those Results that relate to, and only to, the Agent. Exclusive Results exclude any Result that may have a generic application or use in respect of any agent, biologic, drug, treatment or active ingredient other than the Agent (including those used in combination with the Agent in the course of the Clinical Trial), or that is or relates to any formulation, methodology or biomarker; and

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“Non-Exclusive Results”, which are the Results that are not Exclusive Results.

6.2	The Charity hereby assigns its rights, title and interest in or to the Results to CRT. CRT hereby grants a non-exclusive, fully paid-up, sub-licensable licence to the Charity under the Results to perform the Clinical Trial and fulfil the Charity’s obligations under this Agreement.

6.3	Unless and until the Company exercises the Option and the Licence is granted, it will not use the Results other than as permitted in clause 10.

7	The Company’s Option to the Results

7.1	CRT hereby grants the Company an option (the “Option”) to take the following:

7.1.1	an exclusive licence under the Exclusive Results; and

7.1.2	a non-exclusive licence under the Non-Exclusive Results,

to research, develop, make, have made, import, use and sell Licensed Products in the Field in the Territory and apply for Regulatory Authorisations for Licensed Products in the Territory (the “Licence”), subject to the remainder of this Agreement including the Licence Terms set out in Schedule 1.

7.2	Unless and until the Option is exercised, the Licence will not be granted to the Company and the Licence Terms will not come into effect.

7.3	To exercise the Option, the Company must:

7.3.1	give written notice to CRT; and

7.3.2	pay the Licence Fee (cf: Box 1 of the Cover Sheet) to CRT,

in the [***] after the date the Charity provides the clinical study report pursuant to clause 2.7 (the “Option Period”). The Option will be deemed exercised on the later of (i) the date the Company gives written notice it wishes to exercise the Option; and (ii) the date CRT receives the Licence Fee.

7.4	If the Company exercises the Option during the Option Period, then upon its exercise the Licence and the Licence Terms will come into full force and effect.

7.5	If the Company does not exercise the Option within the Option Period, with effect upon the expiry of the Option Period:

7.5.1	the Option will lapse;

7.5.2	the Company will have no right to use the Results under this Agreement; and

7.5.3	the Company assigns and/or licenses to CRT the rights as described in the Step-In Agreement. The Company will execute and provide to CRT an executed original of the Step-In Agreement within [***] after expiry of the Option Period to evidence the assignment made and/or licence granted, and give effect to the other terms of the Step-In Agreement.

8	Agent Patents

8.1	Subject to the remainder of this clause 8, the Company will continue working with its licensor(s) of Third Party IP to prosecute and maintain the Agent Patents throughout the Term at its own cost.

8.2	If the Company intends to substantially narrow the scope of any Agent Patent that is not Third Party IP in any Major Market or it discovers that its licensor(s) of Third Party IP intend(s) to substantially narrow the scope of any Agent Patent which is Third Party IP in any Major Market, it will first consult with CRT and consider, in good faith, any comments provided by CRT.

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8.3	Step-In. If the Company elects not to prosecute or maintain any Agent Patent that is not Third Party IP in any Major Market or it discovers that its licensors) of Third Party IP intend(s) to elect not to prosecute or maintain any Agent Patent which is Third Party IP in any Major Market, it will notify CRT in writing no less than [***] before the expiry of any applicable time bars, or notify CRT promptly after it discovers its licensor(s) of such Third Party IP intend(s) to elect not to prosecute or maintain any Agent Patent in any Major Market if no less than [***] written notification is not possible and consider, in good faith, any comments provided by CRT. At CRT’s request in that notice period, the Company will:

8.3.1	assign to CRT the Agent Patents that are not Third Party IP in that Major Market and identified in that notice for consideration of one pound (£1);

8.3.2	transfer promptly to CRT, or any person nominated by CRT, copies of all documents and Know How in the Company’s Control that relate to the filing, prosecution, maintenance, enforcement and defence of those Agent Patents previously owned by the Company in that Major Market assigned to CRT according to clause 8.3.1; and

8.3.3	in respect of Agent Patent 4 only, use commercially reasonable efforts to enable CRT (if it so wishes and where the Company and its licensor of Third Party IP do not wish to maintain the said patent itself) to take an assignment of Agent Patent 4 notified to CRT together with copies of all documents and Know How relating to the filing, prosecution, maintenance, enforcement and defence of such Agent Patent for consideration of one pound (£1) and CRT may prosecute, maintain, enforce and defend those Agent Patents assigned to it according to clause 8.3.1 and/or clause 8.3.3 at its discretion and with no further obligation to the Company.

8.4	The Company will provide to the Charity, at the Charity’s expense, all cooperation and assistance reasonably required and requested in relation to such filing, prosecution, maintenance, enforcement and defence of those Agent Patents that were previously owned by the Company (or its licensor) in that Major Market and have been assigned to CRT according to clause 8.3.1 and/or clause 8.3.3.

8.5	The Company may not assign or encumber any Agent Patent which is not Third Party IP without CRT’s prior written consent, such consent not be unreasonably withheld.

9	Rights to Agent IP

The Company warrants and represents to the Charity and CRT that:

9.1	it is the legal and beneficial owner, of the Agent IP, other than Third Party IP, free of any third party rights or encumbrances;

9.2	it has not entered, and will not enter, into any arrangement with any third party that prevents it from fulfilling its obligations, or that encumbers the rights granted or assigned, under this Agreement or that it may be obliged to grant or assign under the Step-In Agreement; and

9.3	in respect of Third Party IP:

9.3.1	the Third Party Agreements identified in the Cover Sheet are the only third party licences to the Company relating to the manufacture, possession and use of the Agent;

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9.3.2	all Third Party Agreements are and, subject to the remainder of this clause 9.3, will remain in full force and effect during the Term of this Agreement, and the Company will comply with all of its obligations under the Third Party Agreements;

9.3.3	to the best of its knowledge and belief there are no outstanding breaches of any Third Party Agreement by any person party to them and there are no acts or circumstances that may give any person the right to terminate any Third Party Agreement;

9.3.4	it will notify the Charity in writing immediately upon becoming aware of any act or circumstance described in clause 9.3.3, and will not enter into, not amend or terminate any Third Party Agreement without the Charity’s prior written consent.

10	Use of information

Confidentiality

10.1	Subject to clause 10.3, each Party (the “Receiving Party”) may disclose to its officers, employees, appointed experts, professional advisors or potential or actual Contributors who need to know any Confidential Information of another Party (the “Disclosing Party”) disclosed to or obtained by it under this Agreement. The Receiving Party will inform those officers, employees, experts, advisors and potential or actual Contributors of the confidential nature of the information disclosed and bind them to obligations of confidence consistent with those imposed on the Receiving Party. Subject to the remainder of clause 10, the Receiving Party will keep confidential and not disclose to any other person any Confidential Information of the Disclosing Party disclosed to or obtained by it under this Agreement.

10.2	Clause 10.1 does not apply to Confidential Information to the extent that:

10.2.1	it is or was already known to the Receiving Party at the time of disclosure, as shown by the Receiving Party’s written records, without any obligation to keep it confidential;

10.2.2	at the time of being disclosed or obtained by the Receiving Party or at any time afterwards, it is published or generally available to the public other than due to a breach of the Receiving Party’s obligations under this Agreement; or

10.2.3	it is required by a competent Court or Regulatory Authority or under applicable law (including securities law or rules of a securities exchange) to be disclosed by any Party or Contributor, so long as the Receiving Party:

(a)	gives notice to the Disclosing Party of the disclosure as soon as reasonably practicable;

(b)	gives the Disclosing Party a reasonable opportunity to limit the scope of the disclosure or obtain a protective order requiring Confidential Information to be held in confidence by the relevant Court or Regulatory Authority; and

(c)	discloses only Confidential Information that it is legally required to disclose.

10.3	Permitted disclosures

10.3.1	CRT and the Charity may disclose Confidential Information of the Company where necessary to exercise or enforce its rights or perform its obligations under this Agreement, including to potential or actual Contributors in connection with the Clinical Trial;

10.3.2	the Charity and Contributors may publish Results in accordance with clause 11;

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10.3.3	the Company may disclose Progress Reports to persons holding investments in the Company for the sole purpose of providing an update on the status of the Clinical Trial;

10.3.4	the Charity may disclose Confidential Information of the Company to independent persons nominated by the Charity to monitor and review the work it funds or provide scientific advice, provided that such independent persons are made aware of the confidential nature of the information disclosed and are bound to obligations of confidence consistent with those imposed on the Receiving Party; and

10.3.5	where the Option has been exercised, the Company may disclose Confidential Information of the Charity and CRT relating to the approval, marketing or sale of Licensed Products to potential and actual Sub-Licensees and, as necessary, to Regulatory Authorities in the Territory, provided that in the case of such disclosure to a potential Sub-Licensee: (a) the Company will notify CRT in writing of the identity of the potential Sub-Licensee and obtain CRT’s prior approval of the disclosure of the Confidential Information to that potential Sub-Licensee (such approval (I) not to be unreasonably withheld, conditioned or delayed, and (ii) to be deemed given if CRT has not responded substantively to the Company within [***] after being so notified in writing); and (b) the Company will bind each proposed recipient in writing to confidentiality undertakings consistent with clause 10.1. in each case, under written confidentiality provisions equivalent to those set out in this clause 10.

10.4	Each Receiving Party acknowledges that a breach of this clause 10 may result in irreparable injury to the Disclosing Party that may not be adequately compensated by monetary damages.

10.5	The obligations under clauses 10.1 to 10.4 (inclusive) survive the expiry, or termination for any reason, of this Agreement until the tenth (10th) anniversary of the Start Date, or any shorter period described in clause 16.11.2 under an Existing CDA.

Investor Information

10.6	The Charity and CRT acknowledge that the Company may wish to seek additional investment in the Company through new share issues and share sales during the Term.

10.7	At the Company’s request, the Parties will discuss in good faith and agree a bundle of anonymised Results according to the Data Protection Requirements that the Company may disclose to bona fide potential investors in the Company (with each such bundle being referred to in this Agreement as a “Data Package”). The Parties acknowledge that the aim of each Data Package is to provide an illustrative overview of the status of the Clinical Trial, and each will contain information including:

10.7.1	summaries of the Protocol and commercial terms of the Company’s arrangements with CRT;

10.7.2	details of then current recruitment numbers and the expected completion date of the Clinical Trial; and

10.7.3	efficacy data where such data is available.

10.8	The Company acknowledges that the contents of each Data Package may not be ‘cleaned’ or validated, and should not be relied upon.

10.9	Before each disclosure of a Data Package, the Company will:

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10.9.1	notify CRT in writing of the identity of the potential investor and obtain CRT’s prior approval of the disclosure of the Data Package to that potential investor (such approval (i) not to be unreasonably withheld, conditioned or delayed, and (ii) to be deemed given if CRT has not responded substantively to the Company within [***] after being so notified in writing); and

10.9.2	bind each proposed recipient in writing to confidentiality undertakings consistent with clause 10.1 and obtain an acknowledgement from each proposed recipient identical to that in clause 10.8.

11	Publications

11.1	The Charity and Contributors may publish the Results in academic or scientific publications or presentations by following the process set out in this clause 11.

11.2	The Charity will notify the Company and CRT if either a Contributor informs the Charity that they wish to publish Results or the Charity wishes to itself publish Results. If a Contributor or Charity wishes to publish the Results, the Charity will use reasonable endeavours to provide a copy of the proposed disclosure within [***], but no shorter than [***], before submission for publication, or as soon as possible if a Contributor informs the Charity on shorter notice and the Charity will inform the Company and CRT of the date on which the proposed disclosure is intended to be submitted for publication. However, where a copy of the proposed disclosure by a Contributor is provided by the Charity to the Company fewer than [***] before the date on which the proposed disclosure is intended to be submitted for publication, the Charity will on the request of the Company ensure the delay of such submission for publication by [***] to allow for proper review of the proposed disclosure and for the Parties to reach agreement on publishable content.

11.3	The Charity will comply with the following written requests made by the Company or CRT to the Charity at least [***] before the intended submission date as informed according to clause 11.2:

11.3.1	that its Confidential Information (other than the Results) be removed from the proposed publication or presentation;

11.3.2	that CRT considers requesting that submission of the publication is delayed so that a Patent may be filed in respect of any Results disclosed; or

11.3.3	that, in CRT’s case, submission of the publication is delayed so that a Patent may be filed in respect of any Results disclosed.

11.4	The Charity will use reasonable endeavours to notify the Company of any material amendments other than changes requested under clause 11.3.1 that are made to the proposed disclosure after it is submitted for publication.

11.5	The Charity and CRT may publish on public clinical trial registers typically used by clinical trial sponsors (such as clinicaltrials.gov) information relating to the Clinical Trial customarily made available on those registers as required under local legislation. The Charity may also publish the following on its own websites: that a trial is being or will be conducted by the Charity’s Clinical Development Partnerships initiative, the patient recruitment criteria and a brief description of the Clinical Trial, including the Company’s name, the reference number and class of IMP, locations at which the trial will take place and biographical information about the lead investigator.

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Part C : Allocation of risk; Term; and General

12	Liability

12.1	Subject to clause 12.2, each Party’s maximum aggregate liability to any other Party for Losses arising from acts, omissions, claims and proceedings relating to this Agreement regardless of form of action (in contract or tort, including negligence, strict liability or otherwise) is [***].

12.2	The limit on liability set out in clause 12.1 does not apply to:

12.2.1	any indemnity given by the Company under this Agreement;

12.2.2	the Company’s obligation to reimburse costs and expenses under clause 15.2.2; or

12.2.3	any liability arising from the Company’s obligations under any of the Licence Terms,

and nothing in this Agreement excludes or limits the liability of any Party for death or personal injury resulting from its negligence or the negligence of its employees while acting in the course of their employment or excludes or limits the liability of any Party for fraud.

12.3	Other than under any indemnity given under this Agreement (including under the Licence Terms), no Party will be liable to another for: (i) loss of revenue, profits, or anticipated savings or profits (in each case, other than costs and expenses described in clause 15,2.2, Milestone Payments, Sub-Licence Revenue and royalties payable under this Agreement); (ii) loss of business; (iii) loss of contracts; (iv) indirect loss; or (v) consequential loss, in each case, however arising, whether negligence, breach of contract or otherwise.

12.4	Other than those expressly given by the Company in this Agreement, each Party excludes all warranties, representations and conditions regarding the performance of its obligations under this Agreement (including those implied by law), in each case to the extent permitted by law.

13	Indemnification

13.1	Indemnity from the Charity. The Charity indemnifies the Company, and its officers, employees, sub-contractors and agents (the “Company Indemnitees”) for all Losses arising from claims and proceedings (whether threatened or brought, and whether successful or otherwise) by or on behalf of Clinical Trial Subjects for personal injury or death arising out of the Clinical Trial, save to the extent that those Losses arise as a consequence of:

13.1.1	any wrongful act or omission or negligence of any Company Indemnitee;

13.1.2	a breach of this Agreement by the Company; or

13.1.3	a misrepresentation by the Company.

The Charity’s maximum aggregate liability under the indemnity given in this clause, and otherwise under this Agreement, is limited to the amount set out in clause 12.1.

13.2	Indemnity from the Company. The Company indemnifies the Charity, CRT, the Contributors, and their respective officers, employees, sub-contractors and agents (the “Charity Indemnitees”) for all Losses arising from all claims and proceedings (whether threatened or brought, and whether successful or not):

13.2.1	by or on behalf of Clinical Trial Subjects for personal injury or death arising out of any:

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(a)	failure or delay to provide Agent Know-How or other information relating to the storage, use and safety of any Agent Material, the Agent or IMP in accordance with this Agreement; or

(b)	wrongful act, omission or negligence of the Company (or third party acting on its behalf) in importing, storing, shipping, supplying, manufacturing or using Material; or

13.2.2	that allege infringement of any third party’s rights (including IP) in performing the Clinical Trial or by importation, storage, shipment, supply, manufacture or use of any of the Agent Materials or IMP for or in connection with the Clinical Trial; or

13.2.3	that relate to the disclosure of Data Packages to, or use of Data Packages by, any third party, save to the extent those Losses arise as a consequence of (i) any wrongful act or omission or negligence of any Charity Indemnitee; (ii) a breach of this Agreement by the Charity; or (iii) a misrepresentation by the Charity. Following the Licence Grant Date, the indemnity set out in section 7.3 of the Licence Terms will also apply in relation to activities carried out under the Licence Terms.

13.3	Claims made under an indemnity

13.3.1	Any Charity Indemnitee or Company Indemnitee wishing to claim under any indemnity given under this Agreement (the “Indemnified Person”) will promptly notify the indemnifying Party after it receives notice of any claim or alleged claim or notice of the commencement of any action, administrative or legal proceeding, or investigation to which the indemnity may apply (a “Claim”). The indemnifying Party may elect to defend any Claim by giving written notice within [***] of receiving notice of the Claim (the “Election Period”).

13.3.2	If the indemnifying Party elects, within the Election Period, to defend the Claim:

(a)	the Indemnified Person may retain separate legal advisers, at its sole cost and expense;

(b)	the Indemnified Person will not admit liability in respect of, or settle, the Claim without the prior written consent of the indemnifying Party (who may not unreasonably withhold, condition or delay that consent); and

(c)	the indemnifying Party will not consent to the entry of any judgment or enter into any settlement of the Claim without the written consent of the Indemnified Person (who may not unreasonably withhold, condition or delay that consent).

13.3.3	If the indemnifying Party does not elect, within the Election Period, to defend the Claim, the Indemnified Person may assume the defence of the Claim, and the Indemnifying Party will be liable for the legal and other expenses consequently incurred in connection with that defence (subject, where the Charity is the indemnifying Party, to clause 12.1).

13.3.4	The Parties will co-operate in good faith in the conduct of the defence of any Claim and will provide any assistance reasonably required for the Claim to be defended properly, and the Party with conduct of the Claim will provide promptly to the other Parties copies of all correspondence and documents, and written summaries of oral communications, material to the Claim.

13.4	Insurance. The Company will have insurance coverage for its potential liabilities under this Agreement, and maintain such insurance throughout the Term. At the Charity’s request, the Company will promptly provide written evidence of its insurance.

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14	Term and termination

14.1	This Agreement comes into force on the Start Date.

14.2	Expiry. If the Company:

14.2.1	exercises the Option within the Option Period, this Agreement will continue in force until it is terminated;

14.2.2	does not exercise the Option within the Option Period, this Agreement will expire when the Company provides to CRT an original executed Step-In Agreement under clause 7.5.

14.3	Termination. Without limiting any other right of a Party, this Agreement may be terminated on written notice to the other Parties:

14.3.1	by the Company if the Charity or CRT:

(a)	commits a material breach, and in the case of a material breach that is capable of remedy, that is not remedied within [***] of notice being given of the breach;

(b)	is the subject of any Insolvency Event or gives notice under clause 16.1; or

(c)	undergoes a change of Control, and the new Controlling person is a Tobacco Party;

14.3.2	by the Charity:

(a)	if the Company commits a material breach, and in the case of a material breach that is capable of remedy by the Company, that is not remedied within [***] of notice being given of the breach;

(b)	if the Company is the subject of any Insolvency Event or gives notice under clause 16.1;

(c)	if the Company undergoes a change of Control, and the new Controlling person is a Tobacco Party; or

(d)	at any time before the last cycle of treatment under the Clinical Trial has been completed;

(e)	if the Company or its licensors of Third Party IP under Third Party Agreements do not execute the Side Letters by 31 March 2020;

14.3.3	if the Company has exercised the Option within the Option Period, by CRT under section 8.2 of the Licence Terms.

15	Consequences of termination

15.1	General

Upon expiry or termination of this Agreement for any reason:

15.1.1	the Receiving Party will cease to use Confidential Information of the Disclosing Party and, at the request of the Disclosing Party, will return or destroy the Disclosing Party’s Confidential Information; provided that the Charity and CRT may hold and use Confidential Information of the Company to the extent necessary to perform and complete activities under clause 15.1.3 and to exercise any rights granted under the Step-In Agreement. If Confidential Information is destroyed, the Receiving Party will confirm the destruction in writing to the Disclosing Party;

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15.1.2	the Charity, as sponsor of the clinical aspects of the Clinical Trial, and Contributors, may retain Confidential Information in accordance with ICH GCP (the ICH Harmonised Tripartite Guideline for Good Clinical Practice; CPMP/ICH/135/95) and as required by any applicable law;

15.1.3	if the Clinical Trial is not complete at the date of termination, the Charity may begin or continue to administer IMP to Clinical Trial Subjects as required by the Regulatory Authority, Ethics Committee or Clinical Trial Legislation for the duration of their proposed course of treatment. The Charity’s use of IMP will continue to be subject to the terms of this Agreement. If the Company is supplying IMP for use in the Clinical Trial, the Company will continue to supply IMP in quantities sufficient to complete those courses of treatment. If the Company is not supplying IMP for use in the Clinical Trial, the Charity may manufacture IMP in quantities sufficient to complete those courses of treatment and, at the Charity’s request, the Company will provide to the Charity and its designees any Know How that is necessary or desirable to manufacture, or have manufactured, a sufficient quantity of IMP and complete those courses of treatment; and

15.1.4	Clauses 15.2, 15.3 and 15.4 apply in the circumstances described in those clauses.

15.2	Option Not Exercised

Upon termination of this Agreement for any reason before the Company has exercised the Option then in addition to the provisions of clause 15.1 and, if applicable, clause 15.4:

15.2.1	the Option will not apply and will not, at any time, be exercisable. However, if this Agreement has been terminated by the Charity under clause 14.3.2(d) or 14.3.2(e), then the Charity and CRT will, upon a written request of the Company in the [***] following termination, grant the Licence to the Company under the Licence Terms (subject to an appropriate reduction in the payments due to CRT under the Licence Terms, which will be agreed to reflect the stage of the Clinical Trial on the date of termination); and

15.2.2	where this Agreement is terminated by the Charity under any of clause 14.3.2(a) to 14.3.2(c) (inclusive) or 14.3.2(e) at any time before the Company has exercised the Option, the Company will reimburse the Charity for all actual paid, prepaid and committed costs (including personnel costs) and expenses incurred by the Charity and the Contributors in connection with the Clinical Trial.

15.3	Licence Granted

Upon termination of this Agreement for any reason after the Company has exercised the Option then in addition to the provisions of clause 15.1 and, if applicable, clause 15.4:

15.3.1	subject to all of the Licence Terms (including payment of royalties), the Company may, for a period of no more [***] following termination:

(a)	manufacture Licensed Products to the extent necessary to satisfy orders for Licensed Products accepted before termination; and

(b)	sell, use or otherwise dispose of any unsold stocks of the Licensed Products;

15.3.2	subject to clause 15.3.1, the Licence will terminate upon termination of this Agreement and the Company will, and will procure that all Sub-Licensees, cease to exploit Results in any way, directly or indirectly. If, within [***] after the date of termination, CRT receives a written request from any Sub-Licensee to exercise its step-in rights under this clause 15.3.2, then, provided that Sub-Licensee is not in breach of its obligations under its agreement with the Company (under which the Sub-Licence was granted) at the time of such request, to the extent of its legal right to do so, CRT will enter into a direct agreement with that Sub-Licensee unless there are reasonable grounds for it to refuse to do so. CRT agrees that:

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(a)	the direct agreement shall grant a licence under the same Results previously licensed to that Sub-Licensee by the Company under terms and conditions substantially similar to those under this Agreement, to the extent that such terms and conditions apply to the grant of the Sub-Licensee’s pre-termination sub-licence agreement;

(b)	the direct agreement shall contain terms no less favourable and no more onerous for CRT than the applicable terms of this Agreement, such agreement to include the exclusivity or non-exclusivity (as the case may be) and field of use within the Field as were granted by the Company to the Sub-Licensee prior to the termination, but will not require CRT to grant to the Sub-Licensee rights to intellectual property other than the Results actually licensed by CRT to the Company except where the Sub-Licensee requires rights from CRT to Agent Patents as a result as a result of the Company having assigned those Agent Patents to CRT under the Step-In Agreement executed by the Company at the request of CRT in accordance with clause 15.4;

(c)	it will receive from such Sub-Licensee the payments due under this Agreement to be determined in the same manner as applied to the activities of that Sub-Licensee; provided that:

(i)            CRT will not under any circumstance be obliged to perform any action, assume any liability or give any covenant, warranty or indemnity, that is personal to the Company or that CRT is not obliged to perform, assume or give under this Agreement;

(ii)           the Company or the Sub-Licensee pays all the reasonable legal costs incurred by CRT in connection with any direct arrangement between CRT and the relevant Sub-Licensee, including without limitation all costs that arise in connection with the negotiation of any agreements with the Sub-Licensee; and

(iii)          the Sub-Licensee indemnifies the Charity Indemnitees against any and all Losses arising from or in connection with any sub-licence agreement between the Company and that Sub-Licensee in respect of rights granted under this Agreement. Clause 13.3 of the Agreement will apply to claims made under the indemnity given in this clause 15.3.2.

At the request of the Company, CRT will acknowledge in writing to a Sub-Licensee, CRT’s obligations under this clause 15.3.2. Any acknowledgement given by CRT is Confidential Information of CRT.

15.3.3	payment of royalties and all other sums then due to CRT under the Licence Terms will become immediately due and payable to CRT upon notice of termination; and

15.3.4	the Company will, within [***] of notice of termination of this Agreement, provide CRT with a final written statement that details, in respect of the time elapsed since the last statement under section 6.1 of the Licence Terms, the matters set out in that section.

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15.4	By the Charity or CRT for cause. If this Agreement is terminated by the Charity or CRT under clause 14.3.2(a) to 14.3.2(c) (inclusive) or by CRT under section 8.2 of the Licence Terms, at the Charity’s request the Company will execute the Step-In Agreement, and provide to CRT an executed original of the Step-In Agreement, within [***] of the date of termination. This clause applies in addition to the provisions of clause 15.1 and either clause 15.2 or 15.3.

15.5	The following provisions survive expiration or termination of this Agreement for any reason; clause 4 (responsibilities); 5 (rights) (but only for so long as and to the extent necessary to perform activities under clause 15.1.3; 8 (patents); 9 (rights); 10 (confidentiality), 11 (publication), 12 (liability, warranties); 13 (indemnity); 15 (consequences of termination), 16 (general) and the following sections of the Licence Terms: 2.2 (reserved rights), 6 (statements) and 7 (insurance, liability, indemnity). Termination of this Agreement for any reason does not affect any rights of the Parties accrued before termination.

15.6	Obligations to destroy or return Confidential Information exclude Confidential information maintained on routine computer system backup storage devices, so long as backup Confidential Information is not used, disclosed or recovered intentionally from storage devices, and continues to be Confidential Information.

16	General

16.1	Insolvency. Each Party will notify the other Parties immediately upon becoming aware that an Insolvency Event has or is likely to take place in relation to it.

16.2	Standing. The Company will keep the Charity generally informed of the progress of the Company’s business and affairs on at least an annual basis and will promptly notify the Charity, with written details, of circumstances that will or may cause any actual or prospective material adverse change in the Company’s financial position, prospects or business.

16.3	Relationship. Nothing in this Agreement gives or will give rise to any partnership or the relationship of principal and agent between any of the Parties. The Charity’s and CRT’s respective liability under this Agreement is several, and not joint or joint and several.

16.4	Public Announcements. Subject to the other terms of this Agreement, no Party may make any press or other public announcement concerning the execution or other aspect of this Agreement without the prior agreement of the other Parties (who may not unreasonably withhold, condition or delay their consent).

16.5	Payments

16.5.1	The Company will make all payments due to CRT or the Charity under this Agreement in cleared funds in pounds sterling to the bank accounts nominated by CRT or the Charity respectively.

16.5.2	The Company will bear all costs of transmission and currency conversion.

16.5.3	All payments under this Agreement are expressed exclusive of value added tax however arising. If CRT or the Charity is liable to pay value added tax in relation to any supply made or deemed to be made for tax purposes pursuant to this Agreement, the Company will pay that value added tax to CRT or the Charity at the same time as, and in addition to, the payment to which the tax relates or, if earlier, on receipt of a tax invoice from CRT or the Charity.

16.5.4	The Company will pay all amounts due under this Agreement in full without any deduction or withholding other than as required by law, and the Company will not assert any credit, set-off or counterclaim against CRT or the Charity to justify withholding payment of any amount due. Interest will accrue on the sum due and owing by the Company at an annual rate equal to an annual rate of [***] over the then current base rate of Natwest Bank, calculated on a daily basis, until the full amount is paid. CRT’s or the Charity’s right to receive interest is without prejudice to their right to receive payment on the date due.

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16.5.5	If the Company is required by law to make any tax deduction or withholding, the Company will give reasonable assistance to CRT or the Charity to claim exemption from or (if that is not possible) a credit for the deduction or withholding under any applicable double taxation or similar agreement from time to time in force. The Company will promptly give CRT or the Charity proper evidence as to the deduction or withholding and payment over of the tax deducted or withheld.

16.6	Data Protection

16.6.1	Each Party’s attention is drawn to the Data Protection Act 2018, Directive 95/46/EC of the European Parliament, the General Data Protection Regulation (EU) 2016/679, and any national or European legislation or regulations implementing or made in pursuance of them (the “Data Protection Requirements”).

16.6.2	Each Party will observe its obligations under the Data Protection Requirements that arise in the performance of this Agreement, and will process and use personal data fairly and lawfully.

16.6.3	At the Charity’s request, the Company will enter into an agreement with the Charity in respect of the transfer of personal data (as defined in the Data Protection Act 2018) based on the standard contractual clauses governing data transfers recommended or approved by the UK’s Information Commissioner’s Office (or any successor) from time to time. Irrespective of any other provision of this Agreement, the Charity will have no obligation to transfer any personal data to the Company unless and until the Company enters into that data transfer agreement.

16.7	Force Majeure

16.7.1	If a Party is delayed in performing or fails to perform its obligations (other than payment obligations) under this Agreement because of strike, riot, civil commotion, fire, acts of God or other circumstances beyond its reasonable control (“Force Majeure”), it will give prompt notice of the cause of the Force Majeure and its effects on its obligations including the clinical trial timelines to the other Parties.

16.7.2	The Party giving notice of a Force Majeure will be excused from the performance of the relevant obligations for as long as it continues to be affected by the Force Majeure, and will perform its obligations as soon as the Force Majeure circumstances cease to affect its operations.

16.7.3	If the Force Majeure continues for a period of: (a) [***] or more for obligations arising under clause 3 or 4.3 or any Technical Agreement; and (b) [***] or more for obligations arising under all other provisions, the Parties will meet to discuss in good faith what actions to take or what modification should be made to this Agreement as a consequence of such Force Majeure in order to alleviate its consequences on the affected Party.

16.8	No Assignment. The Company may not assign, transfer, charge, encumber, sub-contract or otherwise deal with any of its rights (or obligations) under this Agreement.

16.9	Notices

16.9.1	Notices must be sent to the recipient Party’s address set out on the front of this document, sent by a method described in clause 16.9.2 and be marked for the attention of the Executive Officer of the recipient Party (with a copy, in the case of Charity and the Company, to their respective Project Leaders), or to any other address notified to the other Parties under this Agreement.

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16.9.2	Notices will be deemed served: (i)upon delivery, if given in person; (ii) [***] after posting, if sent domestically by first class ‘signed for’ post; and (iii) [***] after posting, if sent by ‘signed for’ airmail.

16.10	Amendments. No variation, modification, amendment, extension or release from any provision of this Agreement will be effective unless it is in writing and signed by all Parties.

16.11	Entire Agreement

16.11.1	This Agreement (together with any Technical Agreement entered into by the Company and the Charity) represents the entire understanding, and constitutes the whole agreement, in connection with its subject matter and supersedes all previous agreements, understandings or arrangements between the Parties in connection with its subject matter.

16.11.2	Upon signature of this Agreement, the Confidential Disclosure Agreement between the Parties dated 2 July 2019 (the “Existing CDA”) will terminate automatically. This Agreement will prevail if there is any inconsistency between the terms of this Agreement and those of the Existing CDA, save that any confidentiality period imposed under the Existing CDA will apply to, and only to, Confidential Information disclosed before the Start Date under the Existing CDA if that confidentiality period is shorter than that imposed under clause 10.5.

16.11.3	If there is any inconsistency between the Cover Sheet, the terms and conditions of this Agreement and any Technical Agreement entered into by the Company and the Charity, the following order of priority will apply (with the first being given the greatest priority): (a) the Cover Sheet; (b) the terms and conditions of this Agreement; and (c) the Technical Agreement.

16.11.4	Nothing in this Agreement excludes a Party’s liability to the other for fraudulent misrepresentation or fraudulent misstatement.

16.12	Waiver. A Party does not waive a right, power or remedy if it fails to exercise or delays in exercising that right, power or remedy. A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that right, power or remedy. Any waiver must be in writing and signed by the Party giving the waiver.

16.13	Severability. A term or part of a term of this Agreement that is illegal or unenforceable may be severed from this Agreement, and the remaining terms or part of the terms of this Agreement will continue in force.

16.14	Law and Jurisdiction. This Agreement (and any non-contractual dispute or claim related to it or its subject matter) is governed by the laws of England and Wales. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the English courts in respect of disputes arising out of or in connection with it (except in respect of disputes under clause 10, where jurisdiction is non-exclusive).

16.15	Counterparts. This Agreement may be executed in counterparts. All executed counterparts constitute one document. The Parties may exchange executed originals of this Agreement by pdf, which will effect binding and valid delivery of this Agreement.

16.16	Third Parties. The third parties identified in clauses 5 (rights), 11 (publication), 12.1 (liability), 13.1 and 13.2 (indemnities) and section 7.3 of the Licence Terms, (the “Third Party Beneficiaries”) have the benefit of those respective provisions. Other than the Third Party Beneficiaries, this Agreement does not create any rights enforceable by anyone other than the Parties. The Parties may amend, suspend, cancel or terminate this Agreement without consent of any third party, including the Third Party Beneficiaries.

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16.17	Disputes

16.17.1	No Party may refer any dispute to an expert, or issue or bring any action in court or other tribunal (other than an interim injunction) in connection with this Agreement or the Clinical Trial unless the Parties have sought to resolve the dispute through their respective Executive Officers.

16.17.2	If the Parties are unable to resolve a dispute within [***] of referring that dispute to the Executive Officers, a Party will have any of the disputes described below determined by an expert:

(a)	arising under section 6.4.2 of the Licence Terms in respect of a disputed certificate or in respect of Sub-Licence Revenue; and

(b)	arising under section 8.2 of the Licence Terms in respect of whether or not the Company is in breach of its obligations under the Licence Terms,

and may have other disputes settled by any remedy available to it in law or equity.

16.17.3	If a dispute is to be determined by an expert:

(a)	The Parties will try to agree, in good faith, a suitably qualified independent expert. If the Parties do not agree on the identity of the expert within [***] of either Party seeking in writing to the other to appoint an expert, each Party will submit two (2) names to the President (or equivalent) for the time being of: (i) the Institute of Chartered Accountants of England and Wales where the dispute relates to section 6.4.2 of the Licence Terms or Sub-Licence Revenue; and (ii) the Association of the British Pharmaceutical Industry, where the dispute relates to section 8.2 of the Licence Terms; (or, in either case, any successor body), who will select an individual from those submitted;

(b)	the expert will act as an expert and not as an arbitrator, and will be so instructed;

(c)	each Party will make written submissions to the expert and to the other Parties within [***] of the expert’s appointment and each Party will have [***] to respond to the other Parties’ submissions;

(d)	the expert will be asked to make and deliver his or her determination within a further [***] and the expert’s opinion will be final and binding on the Parties; and

(e)	the costs of any expert will be borne in proportions determined as fair and reasonable, in the circumstances, by the expert or, if he or she does not make a determination, the Company will bear one half of the costs of the expert, and the Charity and CRT will bear the other half.

[Schedules 1, 2, 3, 4, 5 and the Glossary follow]

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Schedule 1

Licence Terms

1	Commencement

These Licence Terms, and rights granted under them, are effective upon and only upon the Company’s exercise of the Option under clause 7.3 of the Agreement (the “Licence Grant Date”). The Company wishes to take, and CRT wishes to grant to the Company, a licence under the Results upon, and subject to, the terms and conditions set out in these Licence Terms.

2	The Licence

Grant

2.1	Effective upon the Licence Grant Date and not before, and in consideration of the Company’s performance of its obligations under these Licence Terms, CRT grants the Licence to the Company. The Licence is granted subject to the other Licence Terms and provisions of the Agreement.

Rights reserved

2.2	In this section 2.2, “Non-Commercial Research” means non-commercial scientific or clinical research carried out by or for or under the direction of a person in accordance with their respective charitable or academic status, whether alone or in collaboration with one or more third party and whether sponsored or funded, in whole or in part, by any third party including any commercial entity.

CRT excludes from the exclusive grant made under the Licence the worldwide, perpetual and irrevocable right for Contributors, the Charity and scientists funded or employed by the Charity to:

2.2.1	use Exclusive Results for Non-Commercial Research; and

2.2.2	publish Exclusive Results (by following the process set out in clause 11 of the Agreement) and the results of Non-Commercial Research performed using Exclusive Results.

The Charity may also use, and permit its service providers to use, Exclusive Results to benchmark the performance of the Clinical Trial and other clinical trials against one another. Nothing in this section 2.2 grants any right under Agent Patents or Third Party IP, or right to use IMP, or right to use Company Confidential Information, in Non-Commercial Research.

Sub-Licensing

2.3	The Company may sub-license the rights granted under the Licence so long as:

2.3.1	each sub-licence:

(a)	is, subject to clause 15.3.2 of the Agreement, expressed to terminate, and terminates, automatically on termination of the Agreement or the Licence for any reason;

(b)	shall not permit further sub-licensing under the Licence without CRT’s prior written consent (which CRT may not unreasonably withhold);

(c)	imposes like obligations on the Sub-Licensee as are imposed on the Company under the Agreement, including under sections 3 (performance), 6.1 (reporting) and 7 (insurance, liability, indemnity) of these Licence Terms and clauses 10 (confidentiality) and 13 (indemnity) of the Agreement The Company must ensure that all terms of each sub-licence are consistent with the terms of the Agreement, and will procure all Sub-Licensees comply with the same; and

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(d)	is entered into on an arms-length terms reflecting the market value of the rights granted.

2.3.2	no sub-licence is granted to a Tobacco Party; and

2.3.3	each sub-licence is recorded in writing, and the Company provides CRT with a copy of each sub-licence within [***] of entering into that sub-licence.

2.4	Sections 2.3.1(c) and 2.3.1(d) of these Licence Terms do not apply to any contract the Company or its Sub-Licensee enters into with any Third Party Service Provider:

2.4.1	under which research, development or manufacturing services are provided to the Company or Sub-Licensee; and

2.4.2	that does not grant any right to the Third Party Service Provider to either research, develop or manufacture its own products, or sell Licensed Products.

2.5	The grant of any sub-licence is without prejudice to the Company’s obligations under these Licence Terms. Any act or omission of any such Sub-Licensee that would be a breach of these Licence Terms if performed by the Company will be a breach by the Company.

3	Performance

3.1	The Company will use Commercially Reasonable Efforts at all times to:

3.1.1	achieve Phase II Clinical Trial Commencement in respect of an Oncology Indication before the second (2nd) anniversary of the Licence Grant Date;

3.1.2	actively develop at least one (1) Licensed Product to treat at least one (1) Oncology Indication;

3.1.3	pursue Regulatory Authorisations for Licensed Products in each Major Market;

3.1.4	introduce each Licensed Product for use in Oncology Indications in each Major Market as soon as reasonably practical following the grant of any necessary Regulatory Authorisations, and pursue maximum market penetration throughout the Major Markets for that Licensed Product;

3.1.5	offer for sale and sell each Licensed Product in the United Kingdom as soon as practicable and, in any event, within [***] after the first Regulatory Authorisation is granted for that Licensed Product anywhere in the Territory (including by the European Medicines Agency); and

3.1.6	procure that, from launch, each Licensed Product offered for sale in the United Kingdom is Available On The NHS throughout the United Kingdom.

3.2	The Company will actively consider, investigate and report to CRT on:

3.2.1	the use of EAMS to expedite patient access to Licensed Products for Oncology Indications; and

3.2.2	for each clinical trial of a Licensed Product in an indication that affects paediatric cancer patients, the possibility of including a PIP for that clinical trial;

and, in each case, use Commercially Reasonable Efforts to use EAMS to expedite patient access to Licensed Products, and include PIPs in relevant clinical trials of Licensed Products. The Company will provide written reasons to CRT if, following its investigation, it elects not to pursue an EAMS available to it or (where applicable) to submit a PIP, and will provide those reasons within [***] of such decision being made.

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4	Planning and Reporting

4.1	The Company will provide CRT with a Development Plan within [***] of the Licence Grant Date, and will comply with the then current Development Plan at all times. The Company will notify CRT in writing of amendments to the Development Plan within [***] of the amendments being made.

4.2	The Company will provide CRT with written progress reports, each in a form and with the detail reasonably requested by CRT, which describes the activities performed by or on behalf of the Company:

4.2.1	under the then current Development Plan;

4.2.2	to develop each Licensed Product; and

4.2.3	where pending, to obtain Regulatory Authorisations and Price Approvals.

The Company will provide the first written progress report before the [***] anniversary of the Licence Grant Date, and at least every [***] afterwards, or at least every [***] throughout any period in which section 4.4.2 of these Licence Terms applies.

4.3	The Company will notify CRT in writing of the occurrence of each Milestone Event within [***] after its occurrence.

4.4	If, before the First Commercial Sale in the United Kingdom, the Company undergoes a change of Control, or begins (whether alone or with a third party) or acquires a Competing Programme, the Company will:

4.4.1	notify CRT in writing within [***] of the change of Control or its commencement or acquisition of the Competing Programme; and

4.4.2	for [***] after the change of Control or commencement or acquisition of the Competing Programme, provide a written progress report as required under section 4.2 at least every [***].

5	Consideration

5.1	The Company will pay the Licence Fee under clause 7.3 of the Agreement and make the payments set out in this section 5 in consideration for the rights granted under the Licence and the Charity’s contribution to the development of Licensed Products through its funding and sponsorship of the Clinical Trial.

Milestone Payments

5.2	The Company will pay to CRT each amount stated to be a “Milestone Payment” in the Cover Sheet (cf: Box 2 of the Cover Sheet) within [***] after the occurrence of the corresponding Milestone Event to which that Milestone Payment relates.

5.3	Upon the occurrence of each Milestone Event, any Milestone Event listed before or above it in Box 2 of the Cover Sheet that has not occurred will be deemed to have occurred.

5.4	A Milestone Event may be triggered by the actions of the Company or any Sub-Licensee or third party acting on behalf of the Company or any Sub-Licensee.

5.5	A Milestone Event may be triggered by the first Licensed Product or any subsequent Licensed Product (even where one or more preceding Milestone Events were triggered by a different Licensed Product), whichever is the first Licensed Product to trigger such Milestone Event and no further Milestone Payment will be due on any subsequent Licensed Product.

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Sub-Licence Revenue

5.6	The Company will pay to CRT:

5.6.1	the percentage stated as the “Pre Ph II Sub-Licence Revenue Share” in the Cover Sheet (cf: Box 3 of the Cover Sheet) of all Sub-Licence Revenue receivable by the Company under any agreement or arrangement the Company enters into before the first Phase II Clinical Trial Commencement;

5.6.2	the percentage stated as the “Post Ph II Sub-Licence Revenue Share” in the Cover Sheet (cf: Box 4 of the Cover Sheet) of all Sub-Licence Revenue receivable by the Company under any agreement or arrangement the Company enters into on or after the first Phase II Clinical Trial Commencement but before the first Phase III Clinical Commencement Trial; and

5.6.3	the percentage stated as the “Post Ph III Sub-Licence Revenue Share” in the Cover Sheet (cf: Box 5 of the Cover Sheet) of all Sub-Licence Revenue receivable by the Company under any agreement or arrangement the Company enters into on or after the first Phase III Clinical Trial Commencement.

5.7	The Company will pay CRT’s share of Sub-Licence Revenue Quarterly, and within [***] after the end of the Quarter that the consideration upon which Sub-Licence Revenue is based is due to be invoiced by the Company.

Royalties

5.8	The Company will pay royalties to CRT on a Licensed Product by Licensed Product, and country by country basis at the percentage rate of Net Sales stated in the Cover Sheet to be the “Royalty” (cf: Box 6 of the Cover Sheet) until the later of:

5.8.1	the expiry of any Data Exclusivity Period in respect of the data submitted for the NDA for that Licensed Product in that country;

5.8.2	the expiry of [***] from the First Commercial Sale of that Licensed Product; and

5.8.3	the date when that Licensed Product ceases to be Covered by the last to expire Agent Patent in the country of sale or manufacture,

following which the royalty will reduce for the relevant Licensed Product in the relevant country to [***] of the royalty stated in the Cover Sheet (cf: Box 6 of the Cover Sheet).

5.9	The Company will pay to CRT royalties due under section 5.8 of these Licence Terms Quarterly, within [***] after the end of each Quarter in which relevant Net Sales are invoiced by the Company or a Sub-Licensee.

Proviso

5.10	If any Milestone Event is triggered by any Sub-Licensee, the Company will pay to CRT the greater of:

5.10.1	the Milestone Payment under section 5.2 of these Licence Terms; and

5.10.2	the share of Sub-Licence Revenue payable to CRT that is triggered by, and only by, that Milestone Event under section 5.6 of these Licence Terms (if any),

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but not both. Sections 5.2 and 5.6 of these Licence terms are subject to this section 5.10. This section 5.10 has no effect on Sub-Licence Revenue triggered or payable in respect of any event that is not a Milestone Event.

General

5.11	Other than as expressly permitted in section 5.10 of these Licence Terms, payments made by the Company to CRT under these Licence Terms are non-creditable and non-refundable. Each payment due to CRT under these Licence Terms is fully-earned upon becoming payable.

5.12	If Licensed Products are sold, or Sub-Licence Revenue received, in a currency other than pounds, the rate of exchange to be used for converting that other currency into pounds is the relevant mid-spot rate for the currency quoted by the Financial Times on the last day of the Quarter to which they relate.

6	Statements and Audits

6.1	Within [***] after the end of each Quarter, the Company will send to CRT a written statement detailing in respect of that Quarter:

6.1.1	any Milestone Payments that became due to CRT;

6.1.2	for each sub-licence, details of each item of Sub-Licence Revenue received by the Company during that Quarter and the Sub-Licence Revenue payable to CRT thereon;

6.1.3	the quantity of each type of Licensed Product sold or otherwise disposed of by the Company or any Sub-Licensees in each country in the Territory;

6.1.4	the Net Sales of each type of Licensed Product in each country of the Territory, and the aggregate Net Sales in respect of that Quarter for Licensed Product;

6.1.5	the type and value of deductions made in calculating Net Sales (by Licensed Product type and country);

6.1.6	the amount of the royalties due to CRT in respect of that Quarter; and

6.1.7	any further information needed to calculate Sub-Licence Revenue and Net Sales of Licensed Products or royalties due to CRT (including any currency conversions and the rates used).

The Company will send to CRT a ‘nil’ report if no sums were payable in that Quarter.

6.2	The Company will provide information or documents requested by CRT necessary to verify amounts due under these Licence Terms. The Company may redact confidential information of its Sub-Licensees from that information or documents so long as the redaction does not impair CRT’s ability to determine or assess the Company’s performance of its obligations, and the sums due, under these Licence Terms.

6.3	The Company will:

6.3.1	keep and, irrespective of the termination of these Licence Terms, maintain (and procure that each Sub-Licensee keeps and maintains) for at least [***], true and accurate accounts and records (including underlying documents supporting those accounts and records) in sufficient detail for all sums payable under these Licence Terms to be determined; and

6.3.2	at CRT’s reasonable request and, subject to section 6.4 of these Licence Terms, expense, permit or procure permission for a qualified accountant nominated by CRT to inspect and audit those accounts and records and, to the extent they relate to the calculation of those sums, take copies of them. CRT may exercise its rights under this section at any time while the Licence Terms are in effect and until the [***] described in section 6.3.1 of these Licence Terms has expired, but may not perform more than one (1) audit per [***]. At CRT’s request, which it must give at least [***] in advance, the Company will assemble in one location all relevant accounts and records of the Company and its Sub-Licensees.

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6.4	If, following an inspection under section 6.3.2 of these Licence terms, CRT’s nominated accountant certifies to CRT that payments in respect of any period are less than the amount properly payable in respect of that period under these Licence Terms, CRT will send a copy of the certificate to the Company. Within [***] of its receipt of the certificate, the Company will either:

6.4.1	pay the shortfall to CRT and, if the shortfall is more than [***] of the sum properly payable, the reasonable costs and expenses (including accountant fees) CRT incurred in making the inspection; or

6.4.2	notify CRT in writing that the Company disputes the certificate, in which case the dispute will be referred for resolution by an expert in accordance with clause 16.17.1 of the Agreement.

7	Insurance, liability and indemnity

7.1	Insurance. At its own cost, the Company will maintain comprehensive product liability insurance (including insurance to cover any clinical trials undertaken by it) and general commercial liability insurance with a reputable insurance company to adequately cover all its liabilities howsoever arising under this Agreement. At CRT’s request, the Company will add CRT’s interest on face of the policy or policies, and provide CRT with certification of the coverage and amount of insurance obtained and a summary of the coverage. The Company will maintain the insurance for at least [***] after the last sale of a Licensed Product or, if the coverage is of the ‘claims made’ type, for [***] after the last sale of a Licensed Product.

7.2	No Warranty. The Company acknowledges it has not relied on any warranty or other provision in exercising its Option or accepting the grant of the Licence, except as expressly provided in this Licence. Any conditions, warranties or other terms implied by statute or common law are excluded to the fullest extent permitted by law. Among other things, CRT gives no warranty, representation or undertaking:

7.2.1	as to the efficacy or usefulness or accuracy of any Result; or

7.2.2	that the exercise of rights granted under the Licence will not infringe the IP or other rights of any other person.

7.3	Indemnity. With effect from the Licence Grant Date, the Company hereby indemnifies the Charity Indemnitees from and against any and all Losses arising from or in connection with the exercise by the Company or any Sub-Licensee of any right granted under the Licence or these Licence Terms, or any act or omission of the Company or any Sub-Licensee in relation to any Licensed Product. Clause 13.3 of the Agreement will apply to claims made under the indemnity given in this section 7.3.

8	Term of the Licence, and its termination

8.1	These Licence Terms become effective on the Licence Grant Date and will remain in effect until terminated under section 8.2 of these Licence Terms or under clause 14.3 of the Agreement.

8.2	In addition to its termination rights Under clause 14 of the Agreement (including to terminate for material breach of any Licence Term), on written notice CRT may terminate the Agreement:

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8.2.1	in its entirety if, at any time while the Licence Terms are in effect, the Company is not actively developing or commercialising at least one (1) Licensed Product;

8.2.2	on a Licensed Product-by-Licensed Product basis on written notice if the Company:

(a)	stops actively developing a Licensed Product that has been the subject of a Phase I Clinical Trial in one or more Oncology Indication, and termination will be effective for that Licensed Product only; or

(b)	after obtaining Regulatory Authorisation for a Licensed Product in a Major Market, fails to begin within a time expected for a similar product at a similar stage or stops actively marketing and selling that Licensed Product in that Major Market, and termination will be effective only for that Licensed Product in that Major Market.

If the Company disputes whether or not CRT is entitled to terminate under this section 8.2, the Company and CRT will obtain an expert determination in accordance with clause 16.17 of the Agreement.

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Schedule 2

Step-In Agreement

This Step-In Agreement is made on __________________ 20[——] (the “Step-In Date”)

Between

(1)	Vaccitech Oncology Limited, a company registered in England and Wales under number 11655405 with registered office at The Schrodinger Building 2nd Floor, Heatley Road, Oxford Science Park, Oxford, Oxfordshire, England, OX4 4GE (the “Company”); and

(2)	Cancer Research Technology Limited, a company incorporated in England with number 1626049 with registered office at 2 Redman Place, London, E20 1JQ, England (“CRT”).

Background

(A)	CRT, the Company and the Charity entered into a Clinical Trial and Option Agreement on [——] (the “CTOA”) relating to the Agent.

(B)	Under the terms of the CTOA, the Company agreed to assign the Agent IP that is not Third Party IP (the “Company Agent IP”) and sub-license the Third Party IP to CRT in certain circumstances in return for a share of revenue generated by CRT from the commercial exploitation of the Agent IP.

(C)	Those circumstances have arisen and the Company wishes to assign the Company Agent IP, and sub-license the Third Party IP to CRT, and CRT wishes to accept that assignment and/or licence and sub-licence, on the terms and conditions set out below.

Note:	Capitalised words used in this Step-In Agreement have the meaning given to them in this Step-In Agreement or, if not defined in this Step-In Agreement, in the Glossary to the CTOA. The interpretation provisions set out in the Glossary to the CTOA also apply to this Step-In Agreement.

Agreed Terms

1	Assignment, Licence and exploitation

1.1	The Company hereby assigns to CRT with full title guarantee:

1.1.1	all its right, title and interest in and to the Company Agent IP and the full and exclusive benefit of it and all rights, privileges and advantages associated with such Company Agent IP;

1.1.2	the full right to apply for and obtain Patents or other similar forms of protection in respect of any part or parts of the subject-matter of the Company Agent IP, and the inventions disclosed in the Agent Patents that are Company Agent IP, throughout the world, including the right to claim priority from those Agent Patents; and

1.1.3	the right to bring proceedings for any previous or future infringement of the rights assigned.

1.2	The Company hereby grants to CRT:

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1.2.1	a non-exclusive, irrevocable, worldwide, sub-licensable licence under all Third Party IP relating to and including Agent Patents 1-3 for a term continuing until none of the Agent Patents 1-3 remain valid and in force to research, develop, make, have made, import, use and sell Licensed Product;

1.2.2	a non-exclusive, irrevocable, worldwide, sub-licensable licence to use the HEK293 TetR Cell Line (the “Cell Line”) for an indefinite term to research, develop, make, have made, import, use and sell Licensed Product excluding any right to:

(a)	use the Cell Line for any other product or purpose;

(b)	to modify the Cell Line in any way or create any derivatives thereof;

(c)	transfer the Cell Line to any third party under this Step-In Agreement except where (i) it has notified the Company prior to any such transfer, (ii) which transfer is made for the purposes of research, developing, making, having made, importing, using or selling of the Licensed Product and (iii) where said third party is bound by the exclusions under this clause 1.2.2; and

1.2.3	an exclusive, irrevocable, worldwide, sub-licensable licence under all Third Party IP relating to and including Agent Patent 4 for a term continuing until Agent Patent 4 is no longer valid and in force to:

(a)	research, develop, make, have made, import, use and sell Licensed Product;

(b)	subject to the consent the Company’s licensor of Third Party IP, apply for and obtain Patents or other similar forms of protection in respect of any part or parts of the subject-matter of, and the inventions disclosed in, Agent Patent 4 throughout the world, including the right to claim priority from Agent Patent 4;

(c)	the right to bring proceedings for any previous or future infringement of the rights exclusively licensed under this clause 1.2.3; and

(d)	to the extent that the Company has rights under the Third Party Agreement for Agent Patent 4 to Control Patent(s) that are Third Party IP, the Company will transfer to CRT any control of filing, prosecution, maintenance, enforcement and defence of any of those Patent(s) to CRT.

Provided that the right to grant sub-licences under clauses 1.2.1, 1.2.2 and 1.2.3, is subject to CRT procuring an indemnity from the sub-licensee for the Company and its licensors of Third Party IP and their officers and employees from and against Losses arising from, or in connection with, the exercise by CRT or its sub-licensees of any rights granted under this Step-In Agreement in relation to a Licensed Product on terms reasonably acceptable to the Company (such acceptance not to be unreasonably withheld, conditioned or delayed) or on terms CRT in its reasonable discretion consider appropriate and in any event on terms no less favourable to the Company and its licensors of Third Party IP than any indemnity CRT obtains from any sub-licensee for itself.

1.3	Without prejudice to clause 1.1 and clause 1.2.3 above, the Company hereby grants CRT a non-exclusive, irrevocable, sub-licensable, worldwide licence under any and all Patents Controlled by the Company during the term of this Step-In Agreement that Cover the use of the Agent in combination with any other anti-cancer agent to research, develop, make, have made, import, use and sell Licensed Product.

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1.4	CRT may protect (including by, among other things, filing, prosecuting and maintaining Patents), enforce and defend the Company Agent IP assigned to it under clause 1.1.1 above and the Agent Patent 4 exclusively licensed to it under clause 1.2.3 and their development and commercial exploitation at its sole discretion.

1.5	At CRT’s request, the Company will negotiate with CRT, in good faith, reasonable commercial terms under which CRT would be granted a sub-licensable licence under any IP Controlled by the Company that is not already assigned or licensed under this Step-In Agreement and may be necessary for the development or commercial exploitation of Agent IP.

1.6	Notwithstanding the rights granted under this clause 1, with effect from the Step-In Date, CRT (and any sub-licensees) shall not be permitted to undertake any research or other activities involving use of the Licensed Product in human subjects until such time as CRT indemnifies (or procures that its sub-licensees indemnify) the Company and its licensors of Third Party IP and their officers and employees from and against Losses arising from, or in connection with, the exercise by CRT or its sub-licensees of any rights granted under this Step-In Agreement in relation to a Licensed Product on terms reasonably acceptable to the Company (such acceptance not to be unreasonably withheld, conditioned or delayed). Provided that where CRT procures such indemnity from a sub-licensee, such indemnity shall be (i) on terms CRT in its reasonable discretion considers appropriate such that the Company shall not unreasonably withhold, delay or condition its acceptance of the terms of indemnification secured by CRT from any sub-licensee and access to the Agent; and (ii) in any event on terms no less favourable to the Company and its licensors of Third Party IP than any indemnity CRT obtains from any sub-licensee for itself.

2	Assistance and further assurance

2.1	Agent Know How

2.1.1	Within [***] after the Step-In Date, the Company will disclose to CRT any Agent Know How that has not been disclosed to CRT or the Charity under the CTOA.

2.1.2	CRT and its sub-licensees may use Agent Know How under the terms of this Step-In Agreement.

2.1.3	The Company may not disclose the Agent Know How to any third party or use it in any internal research programme.

2.2	Agent Materials

2.2.1	The Company will notify CRT within [***] after the Step-In Date of any remaining inventory or stocks of the Agent Materials or the IMP in the Company’s possession and the Cell Line (the “Surplus Material”). At CRT’s request within [***] of that notice, the Company will make the Surplus Material available for collection by CRT, and co-operate with CRT to enable CRT to collect and transport (including, if relevant, import) the Surplus Material to CRT’s premises. Ownership of and risk in the Surplus Material will transfer to CRT upon its collection by CRT except for the Cell Line, which remains the property of Oxford Genetics Limited and used by CRT under licence pursuant to clause 1.2.2(b). CRT will pay shipment and transportation costs incurred in transporting Surplus Material to its premises.

2.2.2	CRT and its sub-licensees may use the Surplus Material to research, develop, make, have made, import, use, offer for sale and sell Licensed Product, but not for any other purpose and provided that no rights are granted to CRT or its sub-licensees under this Step-In Agreement to modify the Cell Line or create any derivatives thereof.

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2.3	The Company will:

2.3.1	to the extent that such documents are within its Control, or are reasonably available to the Company through databases, promptly provide to CRT, or its nominated patent agent, all documents relating to the filing, prosecution and maintenance of the Agent Patents;

2.3.2	execute, sign and do all instruments, applications, documents, acts and things reasonably required by CRT to enable CRT and its sub-licensees to enjoy the full benefit of the rights assigned under this Step-In Agreement;

2.3.3	provide any assistance reasonably required or requested by CRT to help CRT understand the Agent Know How and the Agent Materials, and their use, including to prepare any related regulatory application (including by providing information in the Company’s Control related to the origin and development of the Agent, and any distributions of them to third parties);

2.3.4	provide any assistance reasonably required or requested by CRT with respect to any Materials required for the manufacture of GMP Agent Materials and/or transfer of such Materials to CRT and/or CRT’s sub-licensees; and

2.3.5	disclose to CRT information that comes to the attention of the Company after the Step-In Date that is relevant to the manufacture, storage, handling or safety of the Agent.

3	Revenue share and Reporting

3.1	In this clause 3, “Net Revenue” means:

[***].

3.2	In the following scenarios, CRT and the Company will share Net Revenue in the following proportions:

3.2.1	where the Company does not exercise the Option within the Option Period and with effect from the expiry of the Option Period, pursuant to clause 7.5 of the Agreement, CRT exercises its step- in rights under this Step-In Agreement before the Commencement of a Phase II trial:

CRT                        [***];

the Company          fifty-five percent (55%).

3.2.2	where the Company exercises its Option within the Option Period pursuant to clause 7.3 but CRT subsequently exercises step-in rights under this Step-In Agreement before the Commencement of a Phase II trial:

CRT                        [***];

the Company          [***].

3.2.3	where the Company exercises its Option within the Option Period pursuant to clause 7.3 but CRT subsequently exercises step-in rights under this Step-In Agreement following the Commencement of a Phase II trial:

CRT                        [***];

the Company          [***].

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3.2.4	where the Company exercises its Option within the Option Period pursuant to clause 7.3 but CRT subsequently exercises step-in rights under this Step-In Agreement following the Commencement of a Phase III trial:

CRT                        [***];

the Company          eighty percent (80%).

3.3	If CRT receives Gross Revenue as consideration for a grant of rights that includes both Agent IP and IP that is not Agent IP, CRT will apportion in a fair and reasonable manner the consideration for Agent IP, on the one hand, and the IP that is not Agent IP, on the other.

3.4	If CRT receives non-monetary consideration, such as shares, from the commercial exploitation of Agent IP, that non-monetary consideration will not form Gross Revenue until CRT receives cash proceeds from its disposal or other monetary realisation. CRT may determine the timing of and price for that monetary realisation at its discretion, however it is understood and accepted by the Parties that should sublicensee be publicly-traded or there be an initial public offering of any sub-licensee on a regulated stock exchange, any non-monetary consideration received from such sub-licensee as securities by CRT shall be payable (or transferable) to Company, and Company shall be entitled to sell its share of such non-monetary consideration without consent or permission of CRT. Dividends or similar monetary consideration received in respect of non-monetary consideration are Gross Revenue.

3.5	Within [***] after the end of each year, the CRT will send to Company a written statement detailing in respect of that year:

3.5.1	All Gross Revenue received by CRT in that year

3.5.2	the type and value of deductions made in calculating Net Revenue;

3.5.3	the share of Net Revenue due to the Company in respect of that year; and

3.5.4	any further information needed to calculate Net Revenue or the share due to the Company (including any currency conversions and the rates used).

3.6	CRT will send to the Company a ‘nil’ report if no sums were payable as Net Revenue share in that year.

3.7	CRT will provide information or documents requested by the Company necessary to verify amounts due under this Step-In Agreement. CRT may redact confidential information of its Sub-Licensees from that information or documents so long as the redaction does not impair the Company’s ability to determine or assess the sums due, under this Step-In Agreement.

3.8	CRT will:

3.8.1	keep and maintain (and procure that each Sub-Licensee keeps and maintains) for at least [***], true and accurate accounts and records (including underlying documents supporting those accounts and records) in sufficient detail for all sums payable under this Step-In Agreement to be determined; and

3.8.2	at the Company’s reasonable request and, subject to section 3.9 of this Step-In Agreement, expense, permit or procure permission for a qualified accountant nominated by the Company to inspect and audit those accounts and records and, to the extent they relate to the calculation of those sums, take copies of them. The Company may exercise its rights under this section at any time with reasonable notice, while this Step-In Agreement is in effect and until the [***] described in section 3.8.1 of this Step-In Agreement has expired, but may not perform more than one (1) audit per [***]. At the Company’s request, which it must give at least [***] in advance, CRT will assemble in one location all relevant accounts and records of CRT and its Sub-Licensees.

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3.9	If, following an inspection under section 3.8.2 of this Step-In Agreement, the Company’s nominated accountant certifies to the Company that payments in respect of any period are less than the amount properly payable in respect of that period under this Step-In Agreement, the Company will send a copy of the certificate to CRT. Within [***] of its receipt of the certificate, CRT will either:

3.9.1	pay the shortfall to the Company and, if the shortfall is more than five per cent (5%) of the sum properly payable, the reasonable costs and expenses (including accountant fees) the Company incurred in making the inspection; or

3.9.2	notify the Company in writing that CRT disputes the certificate, in which case the dispute will be referred for resolution by an expert in accordance with clause 16.17.1 of the Agreement.

4	Confidentiality

4.1	During and after expiry of this Step-In Agreement, each party will keep confidential and not disclose to any person other than to its officers, employees, appointed experts or professional advisors whose province it is to know, any proprietary information of the other party obtained by it under this Step-In Agreement. Agent Know How or proprietary information of the Charity is confidential information of CRT. The Company will keep Agent Know How confidential under clause 2.1.3.

4.2	Clause 4.1 does not apply to other information that:

4.2.1	is or was known to the receiving party at the time of disclosure under this Step-In Agreement, as shown by the receiving party’s written records, without any obligation to keep it confidential;

4.2.2	at the time disclosed to or obtained by the receiving party, is generally available to the public other than due to a breach of the receiving party’s obligations under this Step-In Agreement;

4.2.3	is required by applicable law to be disclosed, so long as the receiving party gives the disclosing party notice of the proposed disclosure as soon as reasonably practicable; or

4.2.4	a party uses or discloses in exercising or enforcing its rights under this Step-In Agreement.

4.3	Each party will inform all personnel and third parties to whom it discloses confidential information of the other party of the provisions of this clause 4.

4.4	With effect from the Step-In Date, as between CRT and the Company only, clause 10 of the CTOA will cease to apply and this clause 4 will replace and supersede the obligations and rights of CRT and the Company, but not the Charity, under clause 10 of the CTOA.

5	Warranties

5.1	As at the date of the CTOA, and subject to clause 5.4, repeated at the date of execution of the Step-In Agreement, the Company warrants and represents to CRT that:

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5.1.1	to the best of its knowledge and belief:

(a)	immediately before the assignment made under clause 1.1, the Company was the legal and beneficial owner of the assigned Company Agent IP free of any third party rights or encumbrances;

(b)	the possession and use of the Agent by CRT or its sub-licensees will not infringe the IP or other rights of any third party (including inventor) that exist on the Step-In Date;

(c)	all Surplus Material to be supplied under clause 2.2.1 has been manufactured, handled and stored at all times in accordance with GMP and in compliance with the applicable Clinical Trial Legislation and will be made available for collection from within the European Union; and

(d)	it has not done or failed to do anything that may materially prejudice the further development of the Agent, or adversely affect any application that may be made to any Regulatory Authority concerned with the approval of Licensed Products and their sale;

5.1.2	all Third Party Agreements are and, subject to the remainder of this clause 5.1, will remain in full force and effect while the relevant Third Party IP to which Third Party Agreement relates remains valid, and the Company will comply with its obligations under the Third Party Agreements;

5.1.3	to the best of its knowledge and belief, there are no outstanding breaches of any Third Party Agreement by any person party to them and there are no acts or circumstances that may give any person the right to terminate any Third Party Agreement;

5.1.4	it will notify the Charity in writing immediately upon becoming aware of any act or circumstance described in clause 5.1.3, and will not enter into, amend, terminate or assign any Third Party Agreement without CRT’s prior written consent;

5.1.5	it will not at any time during the term of this Step-In Agreement grant to any third party any right including a licence, which right will, or may, compete with the exclusive rights granted by the Company to CRT under Agent Patent 4 or permit the use of the same combination of MAGE and NYESO antigens as used in the Licensed Product;

5.1.6	it will procure that its parent company, Vaccitech Limited (company number 0973585) (“Vaccitech”) shall not at any time during the term of this Step-In Agreement grant to any third party any right including a licence, which right will, or may, conflict with the exclusive rights granted by the Company to CRT under Agent Patent 4 or permit the use of the same combination of MAGE and NYESO antigens as used in the Licensed Product; and

5.1.7	it will not (and shall procure that Vaccitech shall not) enable a third party to research, develop, make, have made, import, use or sell the Licensed Product developed by CRT or its sub-licensees during the term of the Step-In Agreement.

5.2	The Company will give CRT as much notice as is practicable if any threat is made to terminate any Third Party Agreement or if any Third Party Agreement is terminated by any person other than the Company and, at CRT’s request and direction, the Company will use its commercially reasonable efforts to enable CRT to take a licence of the Third Party IP licensed under that Third Party Agreement or an assignment of the relevant Third Party Agreement.

5.3	Nothing in this Step-In Agreement imposes, or will be deemed to impose, on CRT any liability in relation to the further development and commercial exploitation of the Agent or the Agent IP.

5.4	On or before the Step-In Date, the Company shall provide a notice to CRT of any disclosures which result in exceptions to the representations and warranties under clause 5.1 of this Agreement and in good faith work with CRT to mitigate the effect of any such exceptions. Subject to the contents of such notice, the representations and warranties of the Company contained in clause 5.1 of this Agreement will be true and correct at and as of the Step-In Date with the same effect as though made by the Company at and as of the Step-In Date.

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6	General

6.1	This Step-In Agreement comes into force on the Step-In Date and will remain in force until CRT no longer has the potential to receive Gross Revenue. The surviving terms and conditions of the CTOA will, in accordance with its terms, continue in full force and effect.

6.2	This Step-In Agreement (and any non-contractual dispute or claim related to it or its subject matter) is governed by the laws of England and Wales. Each party irrevocably and unconditionally submits to the exclusive jurisdiction of the English courts (except disputes under clause 4, where jurisdiction is non-exclusive).

This Step-In Agreement is entered into by an authorised representative of each party on the Step-In Date:

SIGNED and validly executed on behalf of

the Company

Signature

Name

Position (authorised signatory)

Cancer Research Technology Limited

Signature

Name

Position (authorised signatory)

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Schedule 3

Clinical Safety Information Exchange Template

For the purposes of this Clinical Safety Information Exchange Template only, “IMP” (investigational medicinal product) shall include any investigational medicinal product that contains the chimpanzee adenovirus (ChAdOx-1 and ChAdOx-2) or Modified Vaccinia Ankara (MVA) platform technology.

Either party may request reasonable changes to the safety exchange mechanism set out in this Schedule 3 to take into account any parallel study proposed by the Company and the Parties shall respond to any such request diligently, reasonably and in good faith.

For the purposes of this Clinical Safety Information Exchange Template, the Parties agree the following:

1.	DEFINITIONS

“Adverse Event” (or “AE”) is any untoward, undesired or unplanned medical occurrence in a patient administered an IMP, a comparator product or an approved drug.

An AE can be a sign, symptom, disease, and/or laboratory or physiological observation that may not be related to the IMP or comparator.

An AE includes but is not limited to those in the following list:

•	a clinically significant worsening of a pre-existing condition. This includes conditions which may resolve completely and then become abnormal again;

•	an AE occurring from an overdose of an IMP, whether accidental or intentional; and

AEs occurring from lack of efficacy of an IMP, for example, if the Investigator suspects that a drug batch is not efficacious or if the Investigator suspects that the IMP, for example, if the Investigator suspects that a drug batch is not efficacious or if the Investigator suspects that the IMP has contributed to disease progression. Other reportable events which must be treated as AEs include:

•	pregnancy exposure to an IMP. Any pregnancy occurring in a patient or a patient’s partner during treatment with an IMP or occurring within [***] of the last dose of study drug administration, must be reported within the same timelines as a Serious Adverse Event (as defined below), even if the patient has been withdrawn from the clinical trial. The outcome of the pregnancy should be reported, including live birth (full term or preterm birth), stillbirth, spontaneous abortion, and induced abortion;

•	overdose (any dose above that specified in the protocol, not necessarily intentional), with or without an AE;

•	inadvertent or accidental exposure to an IMP with or without an AE; including for example, spillage of the IMP that contaminates staff and

•	any AE that could be related to the protocol procedures including those which could modify the conduct of the clinical trial.

“Development International Birth Date” (or “DIBD”) means the first date that clinical trial authorisation is given by a Regulatory Authority for an interventional clinical trial using the IMP anywhere in the world.

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“Development Safety Update Report” (or “DSUR”) means a periodic safety report in relation to use of the IMP in the Clinical Trial which: (i) is written by the Charity in accordance with the Charity’s standard operating procedures or by the Company; (ii) meets the standards of the ICH Guidelines for Development Safety Update Reports as per ICH Topic E2F; and (iii) is required to be submitted annually to the Regulatory Authority in each ICH member state in which the clinical trial is conducted (and to the applicable Ethics Committee) within [***] of the anniversary of the date of the DIBD.

“Global Development Safety Update Report” (or “GDSUR”) means a periodic safety report in relation to use of the IMP in two or more clinical trials which: (i) meets the standards of the ICH Guidelines for Development Safety Update Reports as per ICH Topic E2F; and (ii) is required to be submitted annually to the Regulatory Authority in each ICH member state in which the clinical trial is conducted (and to the applicable Ethics Committee) within [***] of the anniversary of the date of the DIBD.

“Investigator’s Brochure” (or “IB”) means a compilation of the clinical and non-clinical data on the Investigational Medicinal Product or products which are relevant to the clinical trial of the product or products in human subjects.

“Medically Important Event” (or “MIE”) means any event that may jeopardise the patient’s safety or may require intervention to prevent one of the outcomes listed below. The Parties may identify certain additional events which must be treated as medically important by both Parties, and subject to expedited reporting.

“Serious Adverse Event” (or “SAE”) means any untoward medical occurrence or effect (an adverse event) that at any dose, regardless of causality or expectedness, results in:

•	death;

•	is life-threatening;

•	requires in-patient hospitalisation or prolongs existing in-patient hospitalisation;

•	results in persistent or significant incapacity or disability;

•	is a congenital anomaly or birth defect; or

•	is any other Medically Important Event (as defined above).

These characteristics/consequences have to be considered at the time of the event. For example, regarding a life-threatening event, this refers to an event in which the subject was at risk of death at the time of the event; it does not refer to an event which hypothetically might have caused death if it were more severe.

“Suspected Unexpected Serious Adverse Reaction” (or “SUSAR”) means all serious adverse events that are suspected to be related to an investigational medicinal product and that are unexpected. The expected adverse reactions are those previously observed and documented for the IMP. Their nature and intensity are listed in the reference safety information included in the investigator brochure.

“Sponsor” means an individual, company, institution or organisation which takes responsibility for the initiation, management and/or financing of a clinical trial.

“Urgent Safety Measure” (or “USM”) means a procedure which is not defined by the Protocol that can be put in place with immediate effect without needing to gain prior authorisation by the Ethics Committee (or Regulatory Authority where applicable), in order to protect clinical trial participants from any immediate hazard to their health and safety.

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2.	PROCEDURE

2.1	Reporting of SAEs

2.1.1	Reporting of SAEs by the investigational sites to the Company (or any of its licensees or sub-licensees) or the Charity, as the case may be

The Company or the Charity (as appropriate) shall, if it (or any of its licensees or sub-licensees) is carrying out clinical trials on IMP, use its reasonable endeavours to:

•	monitor, and ensure that it receives from the investigational site within twenty-four (24) hours of the investigator or any member of the study team becoming aware of the event) initial reports on SAEs from clinical trials of the IMP other than the Clinical Trial; and

•	actively seek follow-up information from the investigational site on SAEs from clinical trials of the IMP other than the Clinical Trial until full details (including diagnosis if available, causality, outcome and cause of death if fatal) are reported.

•	Ensure that all its regulatory obligations as Sponsor of the clinical trials are met.

The Charity shall use its reasonable endeavours to:

•	monitor, and ensure that it receives from the investigational site within twenty-four (24) hours of the Investigator or any member of the study team becoming aware of the event) reports on SAEs from the Clinical Trial; and

•	actively seek follow-up up information from the investigational site on SAEs from the Clinical Trial until full details (including diagnosis if available, causality, outcome, and cause of death if fatal) are reported.

•	Ensure that all its regulatory obligations as Sponsor of the Clinical Trial are met.

2.1.2	Reporting of SAEs to the other Party

Within [***] of receipt by the Company or its licensees for fatal and life-threatening SUSARs (where day 0 is the day the Company became aware of the event) and within [***] of receipt by the Company for all other SUSARs, the Company shall report to the Charity all initial and follow-up information on all SUSARs from clinical trials with the IMP for which the Company or its licensees is the sponsor.

The reports shall be in the form of a CIOMS form.

The Company shall send reports preferably as e-mail attachments to:

Pharmacovigilance Group

Centre for Drug Development, Cancer Research UK

E-mail: [***]

Within [***] of receipt by the Charity for fatal and life-threatening SUSARs (where day 0 is the day the Charity became aware of the event) and within [***] of receipt by the Charity for all other SUSARs, the Charity shall report to the Company all initial and follow-up information on all SUSARs from clinical trials with the IMP for which the Charity is the Sponsor. Provided that the Charity will use reasonable endeavours to report such SAEs and SUSARs to the Company at least [***] day before reporting them to MHRA.

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The reports shall be in the form of a CIOMS form.

The Charity shall send reports as e-mail attachments to:

[***]

2.1.3	Late Reports

If either Party fails to provide reports to the other Party within the timelines described above, they must provide to the other Party a legitimate reason for lateness and immediately provide evidence of corrective action taken.

2.1.4	Non-sponsored safety data

In the event that the Company (or designee) receives SAE information originating from the Charity Clinical Trial from other than the Charity itself, the Company is responsible for redirecting the information to the Charity within [***] of receipt. The Company must not contact the Investigational site for information and should not be involved in the review of the safety data collection relating to the Charity Clinical Trial. The Company’s view and opinions on the Charity Clinical Trial will not be taken into account during reviews and decision making.

In the event that the Charity receives SAE information originating from the Company sponsored trial from other than the Company itself, the Charity is responsible for redirecting the information to the Company (or designee) within [***] of receipt. The Charity must not contact the Investigational site for information and should not be involved in the review of the safety data collection on the Company sponsored clinical trial. The Charity’s view and opinions on the Company sponsored trial(s) will not be taken into account during reviews and decision making.

2.2	Expedited Reporting to Regulatory Authorities and Ethics Committee(s)

Each Party shall fulfil its local regulatory obligations in relation to the clinical trials it sponsors.

The Company or its licensees will report to the Eudra Vigilance Clinical Trials Module (EVCTM) all SUSARs originating from clinical trials with the IMP for which it is the Sponsor.

The Charity will, notwithstanding the provisions of section 2.1.2 above, report to the Regulatory Authorities all SUSARs originating from clinical trials with the IMP for which it is the Sponsor in accordance with GCP and Clinical Trial Legislation.

2.3	Quarterly Exchange of Line Listings

During the currency of the clinical trials, with a view to reconciling SAEs between the Parties, a line listing of all SAEs received during the previous quarter originating from clinical trials with the IMP for which the Party is the Sponsor shall be exchanged between the Parties on a quarterly basis.

Each line listing shall include sufficient information to identify the patient the event, the causality assessment and the outcome. The following information will be included at the minimum but not limited to, case reference ID, study ID, patient ID, (Number, age and gender) SAE (verbatim term and preferred term), date event(s) became serious, investigator causality to IMP, maximum grade using NCI CTCAE criteria or severity grading, stop date of the event and the outcome of event.

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Each Party shall send line listings preferably as e-mail attachments to the contact details specified in 2.1.2.

2.4	Other Trials of the Investigational Medicinal Product(s)

The Company shall keep the Charity informed about clinical trials in which IMP is being used. The Company shall do this by i) providing to the Charity for each clinical trial a summary protocol; ii) a summary of all protocol amendments relating to safety on an ongoing basis; and iii) provide a [***] summary of the status of each such clinical trial based on an agreed template as part of the Progress Report provided under clause 2.3.1 of the Clinical Trial and Option Agreement between the Parties. The Company will be open to questions on safety issues arising from these documents.

2.5	Development Safety Update Report

2.5.1	The Charity will be responsible for the preparation and submission of the DSUR for their own sponsored clinical trial(s).

2.5.2	In the event that there are other clinical trials of the IMP being conducted other than the Clinical Trial, the Charity shall be responsible for the preparation and submission of the GDSUR in accordance with its SOP and template.

The Development International Birth Date (DIBD) used by the Company is [—].

The Charity will be responsible for the preparation of the GDSUR and will responsible for requesting data listings, reports and information required to fulfil the GDSUR obligations from the Company. The Charity shall provide the Company with a draft for review. The reviewing Party shall have [***] to comment on the draft. The Charity shall give due consideration to any comments that the reviewing Company might make. The Charity will hold the overriding decisions on the wording. The Charity responsible for preparation of the GDSUR will provide the reviewing Company with a copy of the final report by regulatory [***].

2.6	Investigator’s Brochure (“IB”) and Investigational Medicinal Product Dossier (“IMPD”)

The Charity will produce the IB. The Party producing the IB will provide an update to the IB annually or more frequently as appropriate where new relevant information becomes available, or provide confirmation that an annual review of safety data has been carried out and no update is required.

The Party responsible for producing and updating the IB shall provide the other Party with a draft for review. The reviewing Party shall have [***] to comment on the draft. The responsible Party shall give due consideration to any comments that the reviewing Party might make and must promptly provide the other Party with a copy of each version of the IB within [***] of the IB version being finalised.

The Charity will produce the Investigational Medicinal Product Dossiers. The Company shall provide the Quality sections for these documents within agreed timelines to meet an agreed CTA submission date.

The Party responsible for producing and updating the IMPD shall provide the other Party with a draft for review. The reviewing Party shall have [***] to comment on the draft. The responsible Party shall give due consideration to any comments that the reviewing Party might make and must promptly provide the other Party with a copy of each version of the IMPD within [***] of the IMPD version being finalised.

2.7	Safety Information from Other Sources

Each Party shall promptly review all information concerning safety of the IMP(s) that is obtained or otherwise received from any source, foreign or domestic, including data derived from clinical trials, epidemiological studies, animal experiments, commercial marketing experience, reports as part of scientific literature and unpublished scientific papers.

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Any such information that is deemed important, i.e. could result in changes to protocols, patient information sheets or IB, shall be communicated within [***] from the date that it is deemed important to the other Party using the same means as for expedited SAE reports.

For safety data that has a regulatory impact such as urgent safety measures and dear investigator letters, these should be communicated within [***] of being confirmed.

2.8	Reconciliation

2.8.1	During this Agreement, the Company shall diligently cooperate with the Charity in carrying out data reconciliations in accordance with the procedure set out in this clause 2.8.

2.8.1.1	the databases within the scope of this clause shall be those that hold any safety data relating to the Clinical Trial, other than those that the Parties agree should be excluded. As at the date of this Agreement, the databases listed in Table 1 below are deemed to be within scope.

Table 1

Name of Controlled Database (#1)	Name of Controlled Database (#2)
Medidata RAVE (clinical database) (Charity)	TARA (safety database) (Charity)

The Parties will cooperate to identify any databases that should be brought within scope. Each such database is referred to as a “Controlled Database”.

2.8.1.2	the data fields within each Controlled Database that shall be reconciled shall be those that the Charity may specify from time to time and as acting reasonably, the Company agrees. As at the date of this Agreement, the data fields listed in each column of the table in Table 1 are specified and agreed for the purposes of this clause 2.8.

2.8.1.3	the data specified in the table shall be sent by the Company to the Charity at such intervals and in such format as the Charity may from time to time acting reasonably specify, but in any event no less frequently then every three months.

2.8.1.4	the data shall be sent electronically to the following email address: [***] and/or such other email address as the Charity may in writing specify for this purpose. The Charity shall promptly acknowledge receipt and if the Company does not receive the acknowledgement within 3 hours of sending the email, then it shall query the matter with the Charity at the following email address [***] or telephone number: [***] until the matter is resolved.

2.8.1.5	the Charity shall then carry out the reconciliation against the data it holds and inform the Company of any discrepancies as soon as practicable but in any event within [***] of receipt of the relevant email from the Company. The Company shall respond to the Charity within [***] either confirming the discrepancy or querying it. If confirmed, the Company shall make the necessary entries in its relevant Controlled Database. If not confirmed, then the Company shall cooperate with the Charity in resolving the discrepancy urgently and then making the necessary entries in its relevant Controlled Databases. In any event, if the Company fails to respond to the Charity within [***] it shall promptly provide the Charity with its rationale for failing to do so.

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2.8.1.6	the Company shall cooperate in developing and using templates that the Charity may suggest to use for reconciliation purposes.

2.8.2	The Parties shall cooperate in good faith in investigating and making improvements to the procedure above that either Party wishes to initiate from time to time.

2.8.3	The Charity shall in good faith and diligently cooperate with the Company in carrying out data reconciliations for any Parallel Study in accordance with a procedure to be confirmed by the Company and Charity in writing not less than [***] prior to commencing the Parallel Study.

2.9	Regulatory Inspections

Each Party promptly shall notify the other upon becoming aware of any impending inspection that concerns the Clinical Trial or the IMP and ensure that the other has reasonable notice to prepare for that inspection.

Each Party shall provide the other Party with such assistance as that Party may reasonably request to enable such Party to respond to and comply with such inspection. A Party shall inform the other Party promptly in writing of any critical inspection findings made by a Regulatory Authority that might impact the reliability, completeness or reporting of the safety data and other information that the Parties are obliged to exchange pursuant to this Schedule.

2.10	Developments and Enquiries

Each Party shall advise the other Party as soon as possible, within [***] at the latest, of any regulatory or other developments affecting the safety of the IMP, e.g., proposed recalls, labelling and other registration dossier change, any proposed changes to manufacturing, IMP quality complaints or quality issues.

Each Party shall advise the other Party as soon as possible, within [***] at the latest, of any enquires from Regulatory Authorities and Ethics Committees concerning the safety of the IMP(s). The Parties shall collaborate fully, and in a timely manner, in providing a response to such enquiry.

2.11	Language

The Parties agree to communicate with each other and prepare documents on the Investigational Medicinal Products in English.

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Schedule 4

Clinical Trial Outline

[***]

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Schedule 5

Agreed Consents of Licences and Deeds of Covenant

[***]

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Glossary

Definitions

The words and phrases in this Agreement have the meaning set out below, unless the context requires otherwise. Words and phrases in this Agreement not defined below, but which are defined in the Clinical Trial Legislation have the meaning given to them in the Clinical Trial Legislation.

“Affiliate”	means an entity that, whether now or in the future, Controls, is Controlled by or is under common Control with a Party, and “Control” means in respect of any corporate relationship, the possession (directly or indirectly) of fifty per cent (50%) or more of the voting stock or equity interest of an entity with the power to vote or control management decisions of that entity through the ownership of securities or by contract or otherwise. When used in respect of an entity, “Control” and “Controlled by” have a corresponding meaning;
“Agent”	means the Material identified as the “Agent” on the Cover Sheet;
“Agent IP”	means: a) the Agent Know How; b) the Agent Materials; and c) the Agent Patents;
“Agent Know How”	means [***];
“Agent Materials”	means the Materials identified in the Cover Sheet as ‘Agent Materials’;
“Agent Patents”

means:

a)       the Patents identified in the Cover Sheet as ‘Agent Patents’;

b)       all Patents Controlled by the Company at any time during the Term that Cover the Agent; and

c)       all Patents that derive priority from or share the same priority as the Patents identified in (a) or (b);

“Agreement”	means this agreement, including the Cover Sheet, Schedules 1, 2, 3, 4 and 5, and Glossary;
“Available On The NHS”	means in relation to a Licensed Product: a) [***]; or b) [***];
“Box”	means the corresponding box in the Payments section of the Cover Sheet;
“Charity Indemnitees”	has the meaning given in clause 13.2;
“Claim”	has the meaning given in clause 13.3.1;

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“Clinical Trial”	has the meaning given in clause 1.1;
“Clinical Trial Legislation”	means the European Community Directives 2001/20/EC, 2003/94/EC and 2005/28/EC, any national legislation that implements them or is otherwise applicable, and any relevant guidance to that legislation;
“Clinical Trial Subject”	means a subject, whether healthy volunteer or patient, in the Clinical Trial;
“Commencement”	means, in respect of a Clinical Trial, the first dosing of a human subject in that Clinical Trial;
“Commercially Reasonable Efforts”	means, in respect of the Company or a Sub-Licensee, the efforts and resources commonly used by a company of a similar size and with similar resources for a product at a similar stage in its life cycle, with the aim of developing that product in a diligent and timely manner, taking into account safety, efficacy and patent or other proprietary positions;
“Company”	means the entity identified in the Cover Sheet as the ‘Company’;
“Company Indemnitees”	has the meaning given in clause 13.1;
“Competing Programme”	means a research and development programme under which [***];
“Confidential Information”	means all information designated as confidential by any Party in writing together with all other information relating to the business, affairs, technology, products, developments, trade secrets, Know-How, personnel, customers, agents, distributors and suppliers of a Party or of a proprietary nature disclosed by the Disclosing Party, that is not in the public domain and is acquired by another Party under this Agreement. Results are the Confidential Information of the Charity and CRT;
“Contributors”

means third parties that perform activities under, in support of or for the Clinical Trial, and include, among others:

a)       the chief and principal investigators that manage or supervise the Clinical Trial and all other investigators;

b)      experts (including members of the Charity’s expert committees or any other person not an employee of the Charity whom the Charity engages to advise the Charity on the Clinical Trial);

c)       NHS Trusts; and

d)       sub-contractors;

“Control”	means, with respect to any Material, Know How or IP, the possession (whether by ownership, licence or other right, other than pursuant to this Agreement) by a Party of the ability to grant to another Party access or a licence (or sub-licence) as provided herein under such item or right without violating .the terms of an agreement or other arrangement with any third party. When used in respect of Material, Know or IP, “Control”, “Controlling” and “Controlled by” have a corresponding meaning;

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“Cover”	means, with respect to a Patent, that the making, having made, using, selling, offering for sale or importing of a material or practice of a claimed method would infringe a claim (or, if not yet issued, would infringe if the claim were to issue) of that Patent in the country in which the activity occurs, and “Covered” has a corresponding meaning;
“Cover Sheet”	means the cover sheet to this Agreement;
“Charity Indemnitees”	the Charity, CRT, the Contributors and their respective officers, employees, subcontractors and agents;
“Data Exclusivity Period”	means any period of clinical trial data or other regulatory exclusivity, or other periods under national implementations in the European Union of Article 10.1 of Directive 2001/EC/83 and all equivalents elsewhere in the Territory;
“Data Package”	has the meaning given in clause 10.7;
“Data Protection Requirements”	has the meaning given in clause 16.6;
“Development Plan”

means a development plan that describes:

a)      the steps to be taken, in accordance with best practice in the pharmaceutical industry, to develop Licensed Products in the Field and the Territory;

b)       the relevant timescales within which such steps will be taken; and

c)       the estimated costs associated with each step;

“Early Access to Medicines Schemes” (or “EAMS”)	means schemes (whether statutory or not) offered by Regulatory Authorities directed towards making available, on an expedited basis, medicines that offer potential benefit to patients with no treatment options or a major therapeutic advantage over existing treatments. EAMs include Medicines and Healthcare Products Regulatory Agency’s “Promising Innovative Medicines” (or “PIM”) designations and EMA’s proposed “PRIME” (Priority Medicines) scheme, and successor or similar schemes;
“Start Date”	means the date identified in the Cover Sheet as the “Start Date”;
“Election Period”	has the meaning given in clause 13.3.1;
“Exclusive Results”	has the meaning given in clause 6.1;
“Executive Officers”	means: Chief Executive Officer of the Company, the Chief Executive Officer of CRT and the Director of the Charity’s Centre for Drug Development;
“Field”	means [***];
“First Commercial Sale”	[***];
“Force Majeure”	has the meaning given in clause 16.7.1;

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“GMP”	means the principles of good manufacturing practice in respect of medicinal products for human use and investigational medicinal products for human use required by the laws of the European Union, including Clinical Trial Legislation, Eudralex Volume 4, ICHQ7a Good Manufacturing Practice Guidance and ‘EU Guidelines to Good Manufacturing Practice Medicinal Agents for Human and Veterinary Use, Annex 1 ‘Manufacture of Sterile Medicinal Products’ and Annex 2 ‘Manufacture of Biological active substances and Medicinal Products for Human Use’, Annex 13: Investigational Medicinal Agents’;
“GMP Agent Materials	means Materials identified in the Cover Sheet as “GMP Agent Materials”;
“IB”	has the meaning given in clause 2.5;
“IMP”	means the preparation of the Agent that is the subject of the Clinical Trial and for the purposes of the Clinical Safety Information Exchange Template only, has the meaning given in Schedule 3;
“IMPD”	has the meaning given in clause 2.5;
“Indemnified Person”	has the meaning given in clause 13.3.1;
“Indication”	means [***];
“Insolvency Event”

means any of the following occurring in respect of a Party:

a)       a voluntary arrangement is proposed or approved or administration order made;

b)       a receiver or administrative receiver is appointed over any of that Party’s assets;

c)      if circumstances arise that entitle the Court or a creditor to appoint a receiver, administrator or administrative receiver or make a winding-up order or similar;

d)    undertakings or a winding-up resolution or petition is passed (otherwise than for the purpose of solvent reconstruction or amalgamation); or

e)       equivalent action is taken against or by the applicable Party due to its insolvency or in consequence of debt;

“IP”	means all Patents, Know How, copyright, database rights, design rights, moral rights, rights in trade names, logos and trade and service marks, domain names, rights in Materials and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of them which may subsist anywhere in the world, whether or not any of them are registered, including any application for registration of any of them;
“JPT”	has the meaning given in clause 2.1.1;
“Know How”	means [***];
“Licence”	has the meaning given in clause 7.1;
“Licence Grant Date”	has the meaning given in section 1 of the Licence Terms;
“Licence Terms”	means the terms and conditions set out in Schedule 1, which come into effect upon exercise of the Option;

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“Licensed Product”	means any product: a) whose application for any Regulatory Authorisation includes any Result; or b) that contains the [***]; or c) is Covered by [***];
“Losses”	means losses, damages, costs and expenses (including legal costs and expenses);
“Major Markets”	means [***];
“Materials”	means any chemical or biological substance including any: organic or inorganic element or compound; gene; vector or construct including plasmids, phages, bacterial vectors, bacteriophages and viruses; host organism including bacteria, fungi, algae, protozoa and hybridomas; eukaryotic or prokaryotic cell line or expression system or any development strain or product of that cell line or expression systems; protein including any peptide or amino acid sequence, enzyme, antibody or protein conferring targeting properties and any fragment of a protein or a peptide enzyme or antibody; assay or reagent; any plasma or tissue; or any other genetic or biological material or micro-organism or any transgenic animal;
“Milestone Event”	means the milestones described in the Cover Sheet as “Milestone Events”;
“Milestone Payments”	has the meaning given in section 5.2 of the Licence Terms;
“NDA”	means, in relation to any Licensed Product, a biologies license application, new drug application, supplementary new drug application, abbreviated new drug application or any of their equivalents filed with the United States Food and Drugs Administration (FDA) or any successor to it, a marketing authorisation application or its equivalent filed with the European Medicines Agency (EMEA) or any successor to it, or a marketing authorisation application or a product licence application or equivalent filed with the relevant Regulatory Authority in any country or region in the Territory;
“Net Sales”	means, [***];
“Non-Exclusive Results”	has the meaning given in clause 6.1;
“Oncology Indication”	means [***];
“Option”	has the meaning given in clause 7.1;
“Option Period”	has the meaning given in clause 7.3;
“Patent”	means any patent application or granted patent or similar or equivalent form of protection anywhere in the world, including utility model and design patents and certificates of invention and all divisional, continuations, continuations-in-part, reissues, renewals, extensions, additions, supplementary protection certificates;

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“Phase 1 Clinical Trial	means a clinical trial in which a Licensed Product is administered to human subjects at multiple dose levels with the primary purpose of determining safety, metabolism, and pharmacokinetic and pharmacodynamic properties of the Licensed Product, and consistent with 21 CFR § 312.21(a) and any microdosing clinical trial conducted pursuant to the FDA’s 2006 Guidance on Exploratory Investigational New Drugs or any equivalent arrangements;
“Phase II Clinical Trial”	means [***];
“Phase III Clinical Trial”	means [***];
“PIP”	means [***].
“pound” and “£”	means British pound sterling;
“Price Approval”	means any approval or determination of pricing or pricing reimbursement in those countries in the Territory where Regulatory Authorities approve or determine pricing or pricing reimbursement for pharmaceutical products;
“Progress Report”	has the meaning given in clause 2.3.1;
“Project Plan”	has the meaning given in clause 1.3;
“Project Leader”	means the individual identified in the Cover Sheet by each Party as its ‘Project Leader’, or any replacement notified to the other Parties;
“Quarter”	means any of the three-monthly periods beginning on the first day of any of January, April, July, and October in any year and “Quarterly” has a corresponding meaning;
“Regulatory Authorisations”	means all authorisations, approvals and clearances that may be required by a Regulatory Authority in any country or region in the Territory before Commencement of any Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial or commercial sale of the Licensed Product. Price Approvals are not Regulatory Authorisations;
“Regulatory Authority”	means any local or national agency, court, authority, department, inspectorate, minister, ministry official or public or statutory person with jurisdiction over this Agreement or the Parties or the development or marketing of medicinal products;
“Results”	has the meaning given in clause 6.1;
“Side Letters”	means the “Consent to Licences” and “Deed of Covenant” in the agreed form for each of the licensors of Third Party IP substantially in the form attached at Schedule 5;
“Step-In Agreement”	means an agreement in the form set out in Schedule 2;
“Sub-Licence Revenue”	means [***];
“Sub-Licensee”

means any person who is granted:

a)      a sub-licence in accordance with section 2.3 of the Licence Terms and any further tiers of sub-licence granted under it (including Third Party Service Providers); or

b)       a sub-licence by the Company under the Agent IP or to sell Licensed Products anywhere in the Territory;

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“Technical Agreement”	has the meaning given in clause 4.2;
“Term”	means the term of this Agreement as determined under clause 14;
“Territory”	means worldwide;
“Third Party Agreements”	means all agreements or other arrangements under which the Company has been granted Third Party IP;
“Third Party Beneficiary”	has the meaning given in clause 16.16;
“Third Party IP”	means all Agent IP licensed to the Company by a third party, including the IP described in the Cover Sheet as “Third Party IP”;
“Third Party Service Provider”	means a third party who provides research, development, distribution, sales or manufacturing services to the Company on an arms’ length basis in connection with the Company’s products, including contract research organisations, universities and hospitals. A Tobacco Party may not act as a Third Party Service Provider.
“Tobacco Party”

means any entity that:

a)       develops, sells or manufactures tobacco products;

b)       makes the majority of its profits from the importation, marketing, sale or disposal of tobacco products; or

c)       is an Affiliate of an entity referred to in (a) or (b); and

“UK Pricing Authority”	means any supra-national, national or regional government department, authority, agency or entity (including a non-departmental public body or similar entity) with responsibility for evaluating the cost effectiveness of medicinal products in the United Kingdom (or one or more constituent countries thereof) or otherwise determining whether the NHS (or constituent parts thereof) should purchase medicinal products.

Interpretation

Except where a contrary intention is expressed:

•	The meaning of general words is not limited by specific examples introduced by “including”, “for example” or similar expressions.

•	A reference to a statute or other law includes regulations and other instruments under it and amendments, re-enactments or replacements of any of them.

•	A reference to a specific guideline, guidance document, set of principles or other document or publication includes such amended, updated or relevant replacement version from time to time in force.

•	Each reference to a clause in this Agreement is to the corresponding provision in the Clinical Trial and Option Agreement Terms and Conditions, and each reference to a section in this Agreement is a reference to the corresponding provision in the Licence Terms in Schedule 1.

•	Words denoting persons will include any individual, partnership, company, corporation, joint venture, trust, association, organisation or other entity, in each case whether or not having separate legal personality.

•	References to the “best of its knowledge and belief” in clauses 3.3.1 and 9.3 of this Agreement and clause 5.1 of the Step-In Agreement include knowledge of the Company or its Affiliates after due and proper enquiry.

•	The term “or” is to be interpreted, where appropriate, in the inclusive sense commonly associated with the term “and/or”.

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